UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14A-12

PACIFIC BIOMARKERS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):         Proposed sale of substantially all the assets of the registrant for aggregate cash consideration of $2,500,000, less transaction expenses

4)	Proposed maximum aggregate value of transaction: $2,500,000.00

5)	Total fee paid: $500.00

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PACIFIC BIOMARKERS, INC.
220 West Harrison Street
Seattle, Washington 98119

July [__], 2010

ASSET SALE PROPOSAL - YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Pacific Biomarkers, Inc. to be held at 9:00 a.m. on Monday, August 15, 2011, in Seattle, Washington.  The meeting will be held at our executive offices located at 220 West Harrison Street, Seattle, Washington.

As described in more detail in the accompanying proxy statement, on May 23, 2011, we entered into an asset purchase agreement with Emerald Star Holdings, LLC, an entity newly formed and controlled by Ronald R. Helm, our Chief Executive Officer.  Pursuant to the asset purchase agreement, we have agreed to sell to Emerald Star, subject to the approval of our stockholders, substantially all of the assets and liabilities related to our core business of providing specialty reference laboratory services and clinical biomarker services.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the asset sale.  A copy of the asset purchase agreement is attached to the proxy statement as Annex A.  Stockholders do not have dissenters’ rights of appraisal in connection with the asset sale.  In order to close the asset sale, we will need to change our corporate name.  Accordingly, we are also asking you to vote to amend our Certificate of Incorporation to change our name, contingent on and effective only if the asset sale closes.

Upon closing of the asset sale, we do not intend to distribute to stockholders any cash proceeds from the asset sale.  Rather, we intend to retain the cash in the company to fund our future business activities, and any future decision to the use of those funds will be made by the board of directors in office following the asset sale.

Following closing of the asset sale, we will continue to be a public company, although we are likely to be deemed a “shell company” under applicable rules of the Securities and Exchange Commission.  Being a public shell company means that we will have no or nominal operations, our assets will solely consist of cash and nominal other assets, and our business will be primarily to seek a potential merger or acquisition with an operating company.  We expect that our common stock will continue to be quoted for trading on the OTC Bulletin Board upon consummation of the asset sale, although under a new stock ticker symbol.

Our board of directors formed a special committee composed of independent directors to review and negotiate the terms of this transaction.  After careful consideration and consultation with our legal and financial advisors, and with the recommendation of the special transaction committee, our board of directors determined that the asset sale is fair to and in the best interests of Pacific Biomarkers and its stockholders.  Mr. Helm recused himself and did not participate in discussions at the meetings of the board of directors on the asset sale.  The board of directors approved the asset purchase agreement, and recommends that you vote FOR approval of the asset sale.

If the asset sale closes, all current executive officers and four of our six current directors will resign from their respective positions with us.  Our two remaining directors will be Curtis J. Scheel and Stanley L. Schloz.  Messrs. Scheel and Schloz intend to continue as directors to provide continuity and enable a smooth transition for our company following the asset sale.  Following closing, Messrs. Scheel and Schloz intend to appoint two new directors to fill vacancies on the board and to reduce size of the board to four.  The two intended director appointees are Fred Burstein and Andrew Ecclestone.  Information about these two appointees is included in the proxy statement.  Following closing, the reconstituted board of directors will be responsible for appointing new executive officers for the company.

YOUR VOTE IS VERY IMPORTANT.  We cannot complete the asset sale unless it is approved by the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting.  Whether or not you plan to attend the special meeting in person, please submit your proxy without delay.  You can vote your shares by proxy prior to the special meeting, which will ensure that you are represented at the special meeting even if you are not there in person.  Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.  If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against the asset sale.

The accompanying proxy statement describes the terms of the asset sale, provides details on the names and biographical information of the two intended appointees to the board of directors and discusses our expectations for our business following the asset sale.  We encourage you to read the accompanying proxy statement thoroughly and carefully. After you have reviewed the enclosed materials, please vote as soon as possible.

I hope that you will attend the special meeting and support the asset sale.

Thank you.

Sincerely,

Richard W. Palfreyman
Chairman of Transaction Committee
Pacific Biomarkers, Inc. Board of Directors

PACIFIC BIOMARKERS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held August 15, 2011

Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Pacific Biomarkers, Inc., a Delaware corporation, will be held on Monday, August 15, 2011, at 9:00 a.m., local time, at 220 West Harrison Street, Seattle, Washington 98119, for the following purposes:

1.
To consider and vote on a proposal to approve the sale of substantially all of our assets and liabilities related to our core business of providing specialty reference laboratory services and clinical biomarker services to Emerald Star Holdings, LLC (a company formed and controlled by Ronald R. Helm, our Chairman and Chief Executive Officer), pursuant to the terms of the Asset Purchase Agreement, a copy of which is included as Annex A to the accompanying proxy statement;

2.	To approve an amendment to our Certificate of Incorporation to change our corporate name to “________________________________”, conditioned on and effective only if the asset sale closes; and

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

We strongly encourage you to review the accompanying proxy statement in its entirety for more information about the asset sale and the other proposals for stockholder approval.  We have fixed the close of business on June 24, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, including any adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On August 15, 2011:The proxy statement and annual report on Form 10-K are available at our website at www.pacbio.com.

By Order of the Board of Directors
PACIFIC BIOMARKERS, INC.

Richard W. Palfreyman
Chairman of Transaction Committee
Seattle, Washington
July [__], 2011

IMPORTANT
Whether or not you expect to attend the Special meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the Special meeting.  Promptly signing, dating and returning the proxy will save us the expense and extra work of additional solicitation.  An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose.  Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

PACIFIC BIOMARKERS, INC.
220 West Harrison Street
Seattle, Washington 98119

PROXY STATEMENT
For
Special Meeting of Stockholders
To be Held
August 15, 2011

We are providing this Proxy Statement to you in connection with a special meeting of stockholders of Pacific Biomarkers, Inc.  The special meeting will begin at 9:00 a.m. (local time) on Monday, August 15, 2011.  The special meeting will be held at our executive offices at 220 West Harrison Street, Seattle, Washington for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

Our board of directors is soliciting your proxy to vote at the special meeting, including at any adjournments or postponements.  You are invited to attend the special meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the special meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about July 6, 2011, to all stockholders entitled to notice of the special meeting.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement about the proposed sale of substantially all of our assets and liabilities related to our core business of providing specialty reference laboratory services and clinical biomarker services to Emerald Star Holdings, LLC.  This summary is a summary only and may not contain all of the information that is important to you as a stockholder.  We strongly encourage you to read carefully this entire proxy statement, including the Annexes, and the other documents to which we refer you. For your convenience, we have included section cross-references to direct you to a more complete description of the topics contained in this summary.

The Asset Sale (page 18)

On May 23, 2011, we entered into an asset purchase agreement with Emerald Star Holdings, LLC.  A copy of the asset purchase agreement is attached to this proxy statement as Annex A.

•	If the asset sale is completed, we will sell substantially all of our assets to Emerald Star.

•
We do not intend to make any cash distributions to stockholders upon closing the asset sale.  Instead, we intend to retain the cash to fund our future business activities.  Stockholders may never receive any cash or other distribution from the asset sale.

•	Upon closing, we will retain the cash proceeds from the asset sale and the assets that are not being sold.

•
Following closing of the asset sale, we will continue to be a public company, although we are likely to be deemed a “shell company” under applicable rules of the Securities and Exchange Commission.  One of the effects of having the status of a shell company is that holders of restricted securities will not be afforded the ability to sell them pursuant to SEC Rule 144.  We expect that our common stock will continue to be quoted for trading on the OTC Bulletin Board prior to and upon consummation of the asset sale, under a new stock ticker symbol.  See “PROPOSAL 1 — Effect of the Sale on Us – Public Shell Company.”

•	You do not have dissenters’ rights of appraisal under Delaware law for the asset sale.

Emerald Star Holdings, LLC (page 13)

•	Emerald Star Holdings, LLC is an affiliate of Ronald R. Helm, our Chairman and Chief Executive Officer.

•
Mr. Helm formed Emerald Star for the sole purpose of entering into the asset purchase agreement and acquiring the assets.  Emerald Star is a Washington limited liability company and is a wholly-owned subsidiary of a private company.  Mr. Helm effectively controls Emerald Star and has an approximate 70% economic and voting interest in the private company that owns Emerald Star.

•
Other than Mr. Helm, none of our officers, directors or employees is currently involved with or has any ownership interest in Emerald Star.  Upon closing of the asset sale, it is expected that all of our employees and officers will continue as employees of Emerald Star.  There is no current arrangement for any of our directors to serve as a director of Emerald Star following closing.

Cash Consideration (page 43)

•	Under the terms of the asset purchase agreement, Emerald Star will pay cash to us in an amount equal to $2.5 million less the amount of transaction expenses that we incur.

•
Our transaction expenses will include fees and costs for our investment banker who provided a fairness opinion on this transaction, our legal counsel and accountants, proxy solicitation and our share of federal and state tax on the transaction.  We currently estimate that the transaction expenses will not exceed $200,000.  There is no cap on our transaction expenses, so the actual amount of transaction expenses may be more than $200,000.  Our total transaction expenses will reduce the amount of net proceeds we receive.  See “THE ASSET PURCHASE AGREEMENT – Transaction Expenses” below.

•	We have no indemnification obligations under the asset purchase agreement, and there is no escrow account for the net cash proceeds to be paid to us.

•
We will retain the net cash proceeds from the asset sale, and do not intend to make any cash distributions to stockholders upon closing the asset sale.  Instead, we intend to retain the cash to fund our future business activities.

•	Stockholders may never receive any cash or other distribution from the asset sale.

Assets to be Sold to Emerald Star (page 44)

•
We are selling the assets related to our core business of providing specialty reference laboratory services and clinical biomarker services.  These assets include all of our cash, accounts receivable, customer contracts, equipment, intellectual property, name and website, permits, office and equipment leases, other contracts and other rights.

•
As of March 31, 2011 (the date of our most recent quarterly financial statements), the book value of our cash, accounts receivable, inventory, equipment and other assets on our balance sheet (representing the assets that would be sold to Emerald Star) was approximately $4,560,000.

•	We are selling the assets to Emerald Star “AS IS, WHERE IS.”

Liabilities to be Assumed by Emerald Star (page 45)

•
Emerald Star has agreed to assume substantially all of the liabilities related to these assets and our core business.  These liabilities include our accounts payable, obligations under our leases and contracts, tax liabilities, and the remaining obligations under our secured loan.  Emerald Star has also agreed to offer employment to all of our employees and to assume employee-related liabilities.

•
As of March 31, 2011 (the date of our most recent quarterly financial statements), the book value of our accounts payable, accrued liabilities, capital lease obligations and secured debt (representing liabilities that Emerald Star would assume) was approximately $5,318,000.

Conditions to the Completion of the Asset Sale (page 47)

•
The asset sale is subject to approval of our stockholders holding a majority of the outstanding shares of common stock.  Shares of our common stock held and voted by Mr. Helm will be counted in determining majority stockholder approval of the asset sale.  As of the record date, Mr. Helm owned approximately 4.2% of our outstanding common stock entitled to vote at the special meeting.

•
Consummation of the asset sale depends on a number of other conditions being satisfied or waived, including (i) the receipt of all required third-party consents and approvals, (ii) the accuracy of the representations and warranties made by us and Emerald Star, (iii) performance in all material respects of all covenants made by us and Emerald Star, and (iv) the absence of any order or injunction prohibiting the consummation of the asset sale.

•
We expect to complete the asset sale shortly after all of the conditions have been satisfied or waived.  Assuming stockholder approval, we expect to complete the asset sale in August 2011, but we cannot be certain when or if the conditions to closing will be satisfied or waived.

Termination of the Asset Purchase Agreement (page 48)

•	The asset purchase agreement may be terminated in certain circumstances by us or Emerald Star.

•
If we terminate the asset purchase agreement to pursue a bona fide acquisition proposal from a third party that we believe to be superior, we would have to pay Emerald Star a termination fee of $350,000.

•	If Emerald Star terminates the asset purchase agreement under certain circumstances, Emerald Star would be obligated to pay us a termination fee of $350,000.

No Indemnification Obligations

•	We have no indemnification obligations to Emerald Star under the asset purchase agreement.

Directors and Officers of the Company after the Asset Sale (page 38)

•
If the asset sale closes, four of our six current directors will resign, and our remaining two directors will be Curtis J. Scheel and Stanley L. Schloz.  Following closing, Messrs. Scheel and Schloz intend to appoint two new directors to fill vacancies on the board and to reduce size of the board to four.  The two intended director appointees are Fred Burstein and Andrew Ecclestone.  Information about these two appointees is included below.

•
If the asset sale closes, all of our current executive officers will resign as officers of our company and will continue as employees of Emerald Star.  The reconstituted board of directors in office after the closing will be responsible for appointing new executive officers for the company.

Board Recommendation (page 24)

•
Our board of directors (with Mr. Helm recusing himself from the discussion and vote) approved the asset sale pursuant to the asset purchase agreement and determined that the asset sale is fair to and in the best interests of our company and stockholders.

•
Please review the sections entitled “Background of the Asset Sale” (beginning on page 18 of this proxy statement) and “Reasons for the Asset Sale” (beginning on page 22 of this proxy statement) for a discussion of the events leading up to the asset sale and factors that the board of directors considered in deciding to approve the asset sale.

•	Our board of directors recommends that you vote FOR the adoption of the asset sale at the special meeting.

Opinion of Our Financial Advisor (page 24)

•
In connection with the asset sale, the transaction committee of our board of directors hired Greene Holcomb & Fisher LLC, who delivered to the transaction committee a written opinion dated as of May 20, 2011, as to the fairness, from a financial point of view as of such date, of the consideration to be received by our company pursuant to the asset purchase agreement.

•
Greene Holcomb & Fisher provided its opinion to our transaction committee to assist it and the board of directors in their evaluation of the asset sale and the cash consideration from a financial point of view.  We paid Greene Holcomb & Fisher $58,500 in connection with its fairness opinion.

•	The opinion describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Greene Holcomb & Fisher.

•	The opinion does not address any other aspect of the asset sale and does not constitute a recommendation to any stockholder as to how to vote in connection with the asset sale.

•	The full text of Greene Holcomb & Fisher’s written opinion is attached as Annex B to this proxy statement (and is incorporated by reference in its entirety into this proxy statement).

•	We encourage you to read the opinion carefully in its entirety.

Management Projections (page 31)

•
Management prepared, and provided to our financial advisor, certain financial projections for the next two fiscal years, reflecting our anticipated operating performance in the event that the asset sale does not take place.  Our board of directors reviewed the projections and determined them to be reasonable.

•	Mr. Helm did not have any input or influence in preparing the projections and did not review the projections prior to their being provided to our financial advisor.

•
Our financial advisor relied in part on these projections in providing its fairness opinion on the asset sale.  Our board of directors relied in part on these projections in determining to approve the asset sale and recommend it to our stockholders.

•	Stockholders are encouraged to review our financial projections, as set forth in this proxy statement.

Interests of Our Directors and Executive Officers in the Asset Sale (page 36)

•	Ronald R. Helm, our Chairman and Chief Executive Officer, is an affiliate of and controls Emerald Star and has a direct financial interest in the asset sale.

•	Our officers and directors have a financial interest in the asset sale that is different from, or in addition to, the interests of our stockholders generally, including the following:

•	Emerald Star has agreed to hire all of our employees, including all of our officers;
•	all outstanding stock options and restricted stock awards, including those held by our officers and directors, provide for 100% acceleration of vesting upon closing of the asset sale; and
•
we are obtaining D&O tail insurance for our current board of directors and they will have continued indemnification and insurance coverage by us for acts or omissions occurring prior to the asset sale.

•	Our board of directors was aware of these interests and considered them in approving the asset sale.

Certain State and Federal Income Tax Consequences of the Asset Sale (page 38)

•
We do not intend to distribute any cash or other proceeds to any stockholders upon closing of the asset sale.  Accordingly, the asset sale will not be a taxable transaction for U.S. federal income tax purposes for our stockholders.

•
The asset sale will be a taxable event for us, based on the tangible assets we are selling.  We estimate our federal and state tax liability from the asset sale in the amount of $30,000.  Our tax liability from the asset sale will be a transaction expense that will reduce the net proceeds to us.

No Dissenters’ Rights of Appraisal (page 38)

•	Under the Delaware law and our Certificate of Incorporation, stockholders do not have dissenters’ rights of appraisal in connection with the sale of substantially all of our assets.

•
Accordingly, even if you do not approve of the asset sale, you have no right under Delaware law to demand payment for the fair value of your shares and you will be bound by the decision of holders of a majority of the outstanding shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Following are some commonly asked questions that may be raised by our stockholders in connection with the special meeting and answers to each of those questions.

General Questions about the Special Meeting and Voting

Q:	When and where will the special meeting take place?

The special meeting of stockholders will be held on Monday, August 15, 2011, at 9:00 a.m. local time at our principal executive office located at 220 West Harrison Street, Seattle, Washington.

Q:	What matters am I being asked to vote on at the special meeting?

At the special meeting, you will be asked to vote upon the following:

•	a proposal to approve the sale of substantially all of our assets to Emerald Star Holdings, LLC;
•	a proposal to amend our Certificate of Incorporation to change our corporate name, if the asset sale closes; and
•	to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	Who is entitled to vote at the special meeting?

Only holders of record of our common stock as of the close of business on June 24, 2011, the record date, are entitled to notice of and to vote at the special meeting.

Q:	How many shares were outstanding on the record date and entitled to vote?

At the close of business on June 24, 2011, the record date, there were 16,909,501 shares of common stock outstanding and entitled to vote.  Each outstanding share is entitled to one vote for each matter to be voted on at the special meeting.

Q:	What is a “quorum”?

In order to properly conduct business at the special meeting, a quorum must be present.  Under our bylaws, a quorum is present if the holders of at least a majority of our outstanding shares of common stock are present at the meeting, either in person or represented by proxy.  Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How do I vote my shares?

As many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares.  Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards.  If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these voting methods.  Please refer to the voting instructions provided by your broker, bank or nominee for information.  If you are voting by proxy, please make sure to sign and date each proxy card you receive.

Q:	What should I do if I receive more than one proxy card?

If you have shares that are registered separately and are in more than one account, you will receive more than one proxy card.  Please sign and return all proxy cards to ensure that all your shares are voted.  You should follow the directions for voting on each of the proxy cards.

Q:	How will my proxy vote my shares?

The designated proxy holders will vote according to the instructions you submit on your proxy card.  If you sign and return your card but do not indicate your voting instructions for any of the matters listed, the proxy holders will vote all uninstructed shares FOR the approval of the asset purchase agreement, FOR the amendment to our Certificate of Incorporation and in accordance with the judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote.  Please see below for a discussion of broker proxies for shares held in street name.

Q:	Can I vote in person at the special meeting?

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting.  However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy.  Voting in person will revoke any proxy previously given.  If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q:	Who can attend the special meeting?

All stockholders of record on the record date for the special meeting can attend.  In order to be admitted to the meeting, you will need to bring proof of identification.  Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on the record date, June 24, 2011.  Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my broker or nominee automatically vote my shares for me?

No.  Your bank, brokerage firm or nominee cannot vote your shares without specific instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you.  Failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote AGAINST the asset sale.

Q:	What happens if I abstain from voting on any matter?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum.  However, abstentions will be treated as votes AGAINST the proposal to approve the asset sale and the amendment to the Certificate of Incorporation.

Q:	Can I revoke my proxy?

Yes.  You may revoke your proxy at any time before it is voted at the special meeting.  Proxies may be revoked by taking any of the following actions:

•	delivering a written notice of revocation to us or to our transfer agent;
•	by delivering a proxy dated later than your original proxy relating to the same shares; or
•	attending the special meeting and voting in person by ballot.

NOTE – Simply attending the special meeting will not constitute revocation of a proxy.  If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.  If your broker, bank or other nominee allows you to submit a proxy by telephone or on the internet, you may be able to change your vote by submitting a new proxy by telephone or on the internet.

Q:	How will voting on any other business be conducted?

If any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders, Michael P. Murphy and John P. Jensen, to vote on such matters at their discretion.  We do not know of any business to be considered at the special meeting other than approval of the asset sale, and the amendment to our Certificate of Incorporation, each as described in this proxy statement,

Q:	Who will bear the cost of this solicitation?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  Our directors, officers and other regular employees (acting without additional compensation) may solicit proxies personally or by telephone, email, or direct contact.  We do not intend to retain a proxy solicitation service to assist in the solicitation of proxies for the special meeting.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

The costs of this proxy solicitation are “transaction expenses” that will be deducted from the cash purchase price paid by Emerald Star at closing.

Questions about the Asset Purchase Agreement and the Asset Sale

Q:	Why am I receiving this proxy statement?

You are receiving this proxy statement because you are a stockholder of Pacific Biomarkers, Inc.  On May 23, 2011, we entered into an asset purchase agreement with Emerald Star Holdings, LLC.  The asset purchase agreement provides for the acquisition by Emerald Star of substantially all of the assets and liabilities related to our laboratory testing services.  Emerald Star was formed by Ronald R. Helm, our Chairman and Chief Executive Officer, for the sole purpose of acquiring the assets.  The cash purchase price for the assets is $2.5 million, less the amount of our transaction expenses.  If the asset sale is completed, we will continue as a public company and will hold the net cash proceeds from the asset sale and our other assets not being sold.  Under Delaware law, stockholder approval is required to approve the asset sale.  A copy of the asset purchase agreement is attached to this proxy statement as Annex A.

Q:	What will I receive in the asset sale as a stockholder?

Upon closing of the asset sale we do not intend to distribute ANY cash to any stockholders.  Instead, we intend to retain the cash to fund our future business efforts.

Following closing of the asset sale, we will continue to be a public company, although we are likely to be deemed a “shell company” under applicable rules of the Securities and Exchange Commission.  Being a public shell company means that we will have no or nominal operations, our assets will solely consist of cash and nominal other assets, and our business will be primarily to seek a potential merger or acquisition with another operating entity.

Upon closing of the asset sale, your shares will continue to be outstanding, and you will continue to have rights as stockholder in our company.

Q:	How was the asset sale consideration determined?

The amount of the cash consideration payable in the asset sale was negotiated between us and Emerald Star.

Q:	Has the Pacific Biomarkers’ board of directors received a fairness opinion in connection with the asset sale?

Yes.  In connection with the asset sale proposal from Emerald Star, the board of directors received an opinion from Greene Holcomb & Fisher, LLC, dated May 20, 2011, that as of that date the asset sale consideration was fair from a financial point of view to our company.  Greene Holcomb & Fisher’s opinion sets forth the assumptions made, matters considered, procedures followed, and limitations on their review in connection with its opinion.  The full text of Greene Holcomb & Fisher’s fairness opinion is attached as Annex B to this proxy statement.  We urge you to read the opinion in its entirety.

Q:	What vote is required to approve the asset sale?

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to approve the asset sale.  Each share of our common stock entitles its holder to one vote.

Q:	How are votes counted in the vote on the asset sale?

For the proposal relating to the approval of the asset purchase agreement, you may vote FOR, AGAINST or ABSTAIN.

•	Abstentions will count for the purpose of determining whether a quorum is present. However, if you ABSTAIN on the vote on the asset sale, it will have the same effect as a vote AGAINST the asset sale.

•	If you sign your proxy card without indicating your vote, your shares will be voted FOR the approval of the asset sale.

•
A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee lacks discretionary power to vote the shares and has not received your voting instructions.  If you hold your shares in “street name,” your broker does not have the authority (without express direction from you) to vote on the asset sale, and if you do not instruct your broker, these shares will be “broker non-votes.”  Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal.  As a result, broker non-votes will have the effect of a vote AGAINST the asset sale.

Q:	Am I entitled to appraisal rights in connection with the asset sale?

No.  Under Delaware law and our Certificate of Incorporation, stockholders do not have dissenters’ rights of appraisal in connection with the asset sale.

Q:	How does the Pacific Biomarkers’ board of directors recommend that I vote on the asset sale?

Our board of directors recommends that you vote FOR the proposal to approve the asset sale.

Q:	When does Pacific Biomarkers expect to complete the asset sale?

We expect to complete the asset sale shortly after all of the conditions to the asset sale have been satisfied or waived.  We currently expect to complete the asset sale in August 2011, but we cannot be certain when or if the conditions to closing will be satisfied or waived.

Q:	What will happen if the asset sale does not close?

We expect to continue our business as currently conducted.  We anticipate that, based on our projections, we will need significant additional financing within the next 12 to 24 months in order for us to fund ongoing operations and repayment of our secured debt.  See “– Management Projections” below.  We would also consider additional cost savings measures and restructuring options, and would likely also continue to look for suitable merger or acquisition candidates.  We believe that if the asset sale does not close, any inability to raise additional significant funds within the next 12 to 24 months (absent a major restructuring or asset disposition) could significantly impair our ability to continue as a going concern.

Q:	Who will be the officers and directors of the company following the asset sale?

Upon closing of the asset sale, all current executive officers and four of our six current directors intend to resign from their respective positions with us.  Our two remaining directors will be Curtis J. Scheel and Stanley L. Schloz.  Following closing, Messrs. Scheel and Schloz intend to appoint two new directors to fill vacancies on the board and to reduce size of the board to four.  The two intended director appointees are Fred Burstein and Andrew Ecclestone.  Following closing, the reconstituted board of directors will be responsible for appointing new executive officers for the company.

Q:	Do I need to send in my stock certificates?

No.  This asset sale is neither a tender offer nor an exchange of shares.  Accordingly, you should NOT send in your stock certificates.  If the asset sale is completed, we will change our corporate name; however, your existing stock certificates will continue to be valid, representing your shares, regardless of the name change.

Q:	Who can help answer my questions about the asset sale?

If you have questions about the asset sale or asset purchase agreement after reading this proxy statement, you should contact John P. Jensen, our Vice President and Controller, at 220 West Harrison Street, Seattle, Washington 98119, or by telephone at (206) 298-0068.

Questions about the Amendment to the Certificate of Incorporation to Change our Corporate Name upon Closing the Asset Sale

Q:	What is the proposed amendment to the Certificate of Incorporation?

The proposed amendment is to change our corporate name to “[________________________],” upon closing of the asset sale.  See “Proposal No. 2” for further information.

Q:	What vote is required to approve the amendment?

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to approve the amendment.

Q:	Why is the amendment necessary?

Under the asset purchase agreement, we have agreed to sell to Emerald Star all rights to our name “Pacific Biomarkers,” as well as our trade names and trademarks.  Accordingly, in order to close the asset sale, we must change our corporate name to a name other than Pacific Biomarkers.

Q:	When will the name change be effective?

If the asset sale is approved and closing occurs, the name change will be effective at closing or promptly after closing.  The name change will be effected by filing an amendment to our Certificate of Incorporation with the Delaware Secretary of State.  If the asset sale does not close, the name change will not be effective and we will not change our name.

Q:	What does it mean that the amendment to the Certificate of Incorporation is “conditional”.

The amendment is conditional in that it depends on closing of the asset sale.  If the asset sale does not close, the amendment will not be effective and we will not change our name.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	5

General Questions about the Special Meeting and Voting	5
Questions about the Asset Purchase Agreement and the Asset Sale	8
Questions about the Amendment to the Certificate of Incorporation to Change our Corporate Name upon Closing the Asset Sale	10

THE COMPANIES	13

Pacific Biomarkers, Inc.	13
Emerald Star Holdings, LLC	13

THE SPECIAL MEETING	14

Matters to be Considered	14
Record Date	14
Quorum; Approval Requirements	14
Abstentions and Broker Non-Votes	14
Appointment of Proxyholders	15
Voting By Proxy	15
Revocability of Proxies	15
Abstaining from Voting; Broker Non-Votes	16
Voting in Person	16
Shares Held in Street Name	16
Shares Owned by Executive Officers and Directors	17
Solicitation of Proxies	17
Adjournments and Postponements	17
Other Business	18

PROPOSAL 1 – THE ASSET SALE AND ASSET PURCHASE AGREEMENT	18

Background of the Asset Sale	18
Reasons for the Asset Sale	22
Recommendation of Our Board of Directors	24
Opinion of Our Financial Advisor	24
Management Projections	31
Interests of our Directors and Executive Officers in the Asset Sale	36
No Dissenters’ Rights of Appraisal under Delaware Law	38
Certain State and Federal Income Tax Consequences	38
Accounting Treatment	38
Governmental and Regulatory Approvals	38
Directors and Officers Following the Asset Sale	38
Effect of the Asset Sale on Us	40
Risk Factors to be Considered by Stockholders	41

THE ASSET PURCHASE AGREEMENT	43

Structure	43
Closing Date	43
Cash Consideration	43
Transaction Expenses	43
Assets to be Sold to Emerald Star	44
Liabilities to be Assumed by Emerald Star	45
Representations and Warranties	45
Covenants	46
Closing Conditions	47

Superior Proposal	47
Termination Rights	48
Termination Fee	48
Costs	48
Amendments to Asset Purchase Agreement	49

PROPOSAL 2 – AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
OF THE COMPANY UPON CLOSING OF THE ASSET SALE	49

Name Change Required for Asset Sale	49
Conditioned upon Closing of Asset Sale	49
Implementation of Name Change	49
Effect on Stockholders	49
Required Vote	49
Recommendation of Our Board of Directors	49

PRINCIPAL STOCKHOLDERS	50

CORPORATE GOVERNANCE	51

Board of Directors	51
Director Independence	51
Board Leadership Structure	51
Board Oversight of Risk	52
Board Committees	53
Director Attendance at Board and Committee Meetings	53
Director Attendance at Annual Meeting of Stockholders	54
Executive Sessions	54
Director Nomination Process	54
Policy on Stockholder Nomination of Directors	54
Stockholder Communication to the Board	55
Code of Ethics	55

COMPENSATION OF DIRECTORS IN FISCAL 2010	55

Management Directors	55
Non-Employee Directors	55
Director Compensation Table for 2010 Fiscal Year	55
Narrative to Director Compensation Table	56

TRANSACTIONS WITH RELATED PERSONS	56

EXECUTIVE OFFICERS	57

EXECUTIVE COMPENSATION	58

Compensation of Executive Officers	58
Narrative Discussion of Summary Compensation Table Information	59
Outstanding Equity Awards at 2010 Fiscal Year-End	62
Potential Payments Upon Resignation, Retirement, or Change of Control	62
Compensation Policies and Practices as they relate to Risk Management	63

AUDIT COMMITTEE MATTERS	63

Audit Committee Report	63
Selection of Independent Registered Public Accounting Firm	64
Policy for Approval of Audit and Permitted Non-Audit Services	64
Audit and Related Fees for Fiscal 2010 and 2009	64

FORWARD-LOOKING STATEMENTS	65

WHERE YOU CAN FIND MORE INFORMATION	65

OTHER BUSINESS	66

ANNEXES

Annex A	Asset Purchase Agreement	A-1

Annex B	Opinion of Green Holcomb & Fisher, LLC	B-1

THE COMPANIES

Pacific Biomarkers, Inc.

We provide specialty laboratory services to support pharmaceutical, biotechnology and laboratory diagnostic manufacturers in the conduct of human clinical research, for use in their drug and diagnostic product development efforts. Our clients include a number of the world’s largest multi-national pharmaceutical, biotechnology and diagnostic companies.  Our well-recognized specialty areas include cardiovascular disease (dyslipidemia, atherosclerosis, and coronary heart disease), diabetes, obesity, and rheumatology and bone diseases including osteoporosis as well as osteoarthirits and rheumatoid arthritis. In addition to our traditional biomarker services, we also provide clinical biomarker services for novel biomarkers, as well as custom assay services, to our pharmaceutical and biotech clients.

Our company is a Delaware corporation, incorporated in May 1996, and we conduct our operations primarily through our wholly-owned subsidiary, Pacific Biomarkers, Inc., a Washington corporation.  Our two other wholly-owned subsidiaries are PBI Technology, Inc., a Washington corporation, and BioQuant, Inc., a Michigan corporation.

Our principal executive office is located at 220 West Harrison Street, Seattle, Washington 98119 and our phone number there is (206) 298-0068.  Assuming stockholder approval of the two proposals at the special meeting, upon closing of the asset sale our name will change to [                                               ], our principal executive office will move to [                                                                                     ], and our phone number there will be (____) [___________].

Emerald Star Holdings, LLC

Emerald Star Holdings, LLC was formed in March 2011 for the sole purpose of entering into the asset purchase agreement with us and acquiring the assets.

Emerald Star is a Washington limited liability company and is a wholly-owned subsidiary of a private company.  Mr. Helm effectively controls Emerald Star and has an approximate 70% economic and voting interest in the private company that owns Emerald Star.  In addition, Terry Giles, a former member of our board of directors and our current secured lender, has a minority ownership interest in the private company that owns Emerald Star.  Other than Mr. Helm, none of our officers, directors or employees is currently involved with or has any ownership interest in Emerald Star.  Upon closing of the asset sale, it is expected that all of our employees and officers will continue as employees of Emerald Star.  With respect to our directors, there is no current arrangement for any of our directors to serve as a director of Emerald Star following closing; however, there is also no restriction on Emerald Star from asking any one or more of the current directors to serve on the board or in any other capacity with Emerald Star.

Emerald Star’s principal executive office is currently located at 10710 NE 10th Street, Suite 1905, Bellevue, Washington  98004, and its telephone number there is (425) 785-1212.  Following closing of the asset sale, it is expected that Emerald Star’s principal executive office will move to our current office, located at 220 West Harrison Street, Seattle, Washington 98119, and its phone number there will be (206) 298-0068.

THE SPECIAL MEETING

This proxy statement is being furnished to stockholders of Pacific Biomarkers as part of the solicitation of proxies by our board of directors for use at a special meeting of stockholders.  The special meeting will be held at 9:00 a.m., local time, on Monday, August 15, 2011, at our principal operating office located at 220 West Harrison Street, Seattle, Washington.

Matters to be Considered

The purposes of the special meeting will be:

•
to consider and vote upon a proposal to approve the sale of substantially all of our assets and liabilities related to our core business of providing specialty reference laboratory services and clinical biomarker services to Emerald Star Holdings, LLC (a company formed by and affiliated with Ronald R. Helm, our Chairman and Chief Executive Officer), pursuant to the terms of the Asset Purchase Agreement, substantially in the form of Annex A attached to this proxy statement;

•	to approve an amendment to our Certificate of Incorporation to change our corporate name to “_____________________________________”, conditioned on and effective only if the asset sale closes; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of our common stock at the close of business on June 24, 2011, are entitled to notice of and to vote at the special meeting.  On that date, there were 16,909,501 shares of common stock issued and outstanding.  Stockholders are entitled to one vote for each share of common stock held of record on each matter to be voted upon at the special meeting.

Quorum; Approval Requirements

The presence, in person or by proxy, of holders of record of at least 50% of the outstanding shares of our common stock constitutes a quorum at the special meeting.

The following sets forth the stockholder approval requirements under Delaware law and our Certificate of Incorporation for each matter to be presented at the special meeting (assuming the presence of a quorum):

●	consummation of the asset sale requires the approval by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

●
the amendment to our Certificate of Incorporation to change our name requires the approval by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Computershare Trust Company, Inc., our transfer agent, will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

In the vote on the asset sale and the proposed amendment to change our corporate name, you can vote to “abstain.”  If you vote to “abstain,” your shares will be counted as present at the special meeting for purposes of determining whether a quorum exists.  However, your abstention will have the effect of a vote against the proposal.

If you hold your shares in “street name,” you are the beneficial owner of the shares, but the record owner of the shares is your brokerage firm or bank.  If you fail to vote your shares, your brokerage firm or bank, as the record owner of the shares, may have discretionary authority to vote the shares.  However, your brokerage firm, bank, or other nominee is only permitted by applicable regulatory requirements to vote your shares on “routine matters” without specific instructions from you, the beneficial owner of the shares.  Neither the vote on the asset sale nor the amendment to our Certificate of Incorporation is considered a routine matter; consequently, your broker may NOT vote your shares on either proposal unless they receive specific instructions from you.

Appointment of Proxyholders

Michael P. Murphy, our Chief Operating Officer, and John P. Jensen, our Vice President and Controller, are the named proxies on the enclosed proxy card.  Our board of directors selected Messrs. Murphy and Jensen to serve in this capacity.  If you properly sign and return your proxy card, it will be voted by the named proxies in accordance with your directions, or if you sign your card but do not indicate a vote, your shares will be voted by the proxies in accordance with the recommendations of the board of directors contained in this Proxy Statement.

Voting By Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

•	Holders of Record. If you are a registered stockholder, that is, if you are a “holder of record,” you may submit your vote in either of the following ways:

•           by completing, dating, signing and returning the enclosed proxy card by mail; or
•           by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

•
Shares Held in Street Name.  If you hold your shares of Pacific Biomarkers common stock in a stock brokerage account or through a bank, brokerage firm or nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.  Your bank, brokerage firm or nominee does not have the authority to vote your shares on the matters presented at the special meeting without instructions from you; accordingly, if you do not instruct your broker how to vote, your shares will not be voted.   You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card.  If you hold shares in street name, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these voting methods.  Please refer to the voting instructions provided by your bank, brokerage firm or nominee for information.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card.  If you sign the proxy card but no instructions are indicated, the proxy holders will vote your shares of common stock FOR approval of the asset sale, FOR the amendment to change our name, and at their discretion on any other matters that may properly come before the special meeting.  The board knows of no other business that will be presented for consideration at the special meeting.

Revocability of Proxies

Any stockholder who executes and returns a proxy card to us retains the right to revoke it at any time before it is voted.  It may be revoked by delivering either a written notice of revocation or a duly executed proxy bearing a later date to our Corporate Secretary at any time prior to the special meeting.  Alternatively, it may be revoked by attending the special meeting and voting in person.  Please note that your attendance at the special meeting will not, by itself, revoke a proxy.  If your shares are held in street name by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions.  If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or on the internet, you may be able to change your vote by telephone or on the internet.

Abstaining from Voting; Broker Non-Votes

If you abstain from voting, it will have the following effects:

•	Your shares will be counted as present for determining whether a quorum is present at the special meeting; and

•
Because the asset sale and the amendment to our Certificate of Incorporation must each be approved by a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST approval of the asset sale and the amendment to change our name.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares.  Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal.  As a result, broker non-votes will have the effect of a vote AGAINST approval of the asset sale and the amendment to our Certificate of Incorporation.

Voting in Person

If you submit a proxy or voting instructions, you do not need to vote in person at the special meeting.  However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given.  If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

In order to be admitted to the special meeting, you will need to bring proof of identification.  Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on June 24, 2011, the record date.

Shares Held in Street Name

Please read this section if you hold your shares of Pacific Biomarkers common stock in a stock brokerage account or through a bank, brokerage firm or nominee (in other words in “street name”).

The information set forth in this section is of significant importance to many stockholders, as a substantial number of stockholders do not hold shares in their own name.  Stockholders who do not hold their shares in their own name (referred to as “beneficial stockholders”) should note that only proxies deposited by stockholders whose names appear on our records as the registered holders of common stock can be recognized and acted upon at the special meeting.  If the common stock is listed in an account statement provided to a stockholder by a broker, then in almost all cases those shares will not be registered in the stockholder’s name on our records.  Such shares will more likely be registered under the names of the stockholder’s broker or an agent of that broker.  In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depositary Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks).  Beneficial stockholders should ensure that instructions respecting the voting of their common stock are communicated to the appropriate person.

Applicable securities regulations require intermediaries/brokers to seek voting instructions from beneficial stockholders in advance of stockholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to stockholders, which should be carefully followed by beneficial stockholders in order to ensure that their shares are voted at the special meeting.  The form of proxy supplied to a beneficial stockholder by its broker (or the agent of the broker) is similar to the form of proxy provided by us to registered stockholders.  However, its purpose is limited to instructing the registered stockholder (the broker or agent of the broker) how to vote on behalf of the beneficial stockholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services.  ADP typically applies a special sticker to proxy forms and mails those forms to the beneficial stockholders.  Beneficial stockholders should return the proxy forms to ADP.  ADP then tabulates the results of all instructions received and will provide appropriate instructions respecting the voting of shares to be represented at the special meeting.  A beneficial stockholder receiving an ADP proxy cannot use that proxy to vote his or her shares directly at the special meeting.  Rather, the proxy must be returned to ADP well in advance of the special meeting in order to have his or her shares voted.

Although a beneficial stockholder may not be recognized directly at the special meeting for the purposes of voting shares registered in the name of his broker (or agent of the broker), a beneficial stockholder may attend at the special meeting as proxy holder for the registered stockholder and vote the shares in that capacity.  Beneficial stockholders who wish to attend the special meeting and indirectly vote their shares as proxy holder for the registered stockholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the special meeting.

Alternatively, a beneficial stockholder may request in writing that his or her broker send to the beneficial stockholder a legal proxy which would enable the beneficial stockholder to attend the special meeting and vote his or her shares.

Shares Owned by Executive Officers and Directors

As of the record date for the special meeting, our executive officers and directors beneficially owned an aggregate of approximately 1,708,908 shares of common stock (excluding, unexercised vested stock options), entitling them to exercise approximately 10.1% of the voting power of our common stock entitled to vote at the special meeting.

Shares of our common stock that are held and voted by Ronald R. Helm will be counted towards obtaining stockholder approval for the asset sale.  As of the record date, Mr. Helm beneficially owned 711,868 shares of common stock (which does not include any vested, unexercised stock options), representing approximately 4.2% of our outstanding common stock entitled to vote at the special meeting.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement and the proxy card.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to such beneficial owners.  We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to any of our officers, directors or regular employees for such services.

Adjournments and Postponements

The special meeting may be adjourned or postponed from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.  In addition, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting.  If a quorum is not present at the special meeting, stockholders present may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies.  If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal(s), stockholders may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

Other Business

Except as described in this proxy statement, we are not aware of any other business to be presented at the special meeting for stockholder action.  if, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as our board of directors may recommend.

PROPOSAL 1 – THE ASSET SALE AND ASSET PURCHASE AGREEMENT

Background of the Asset Sale

Our board of directors and management periodically evaluate the long-term strategic alternatives for our company.  Over the past several years, we have experienced significant changes within our business and the pharmaceutical industry, including consolidations in the industry, the need for a greater international presence and a movement to adaptive clinical trials, which has negatively impacted our backlog and made clinical trials (and our testing services) more susceptible to early termination.  We also saw growth opportunities in the biomarker business, and we have tried to expand our business to respond to this opportunity.  We have actively sought financing to fund our on-going business (including to fund our negative cash flow from operations and the increasing expense of being a public company), as well as to position us for pursuing biomarkers as a growth opportunity.  In connection with our efforts to obtain financing, we have also explored strategies for a potential acquisition or sale.

In March and April 2006, we completed an equity financing with private investors, raising gross proceeds of approximately $4.3 million, based on a share price of $1.35 per share.  We used the net proceeds from the equity financing for working capital purposes.  Since the date of this equity financing in 2006, and other than a few equipment financings, we have not been successful in raising additional capital, whether debt or equity, from any sources unaffiliated with us.

In September 2007, we engaged an investment banking firm, Midtown Partners & Co. LLC, to act as our placement agent to raise up to $20 million in debt financing from commercial lenders.  The purpose of the debt financing was to pay off our senior debt and to obtain additional capital to fund our development efforts for our biomarker business.  We were not successful in raising any funds from these efforts.

Continuing in 2008, we expanded our efforts to seek financing alternatives to fund our working capital and growth needs, and in particular our development efforts for our biomarker business.  During 2008 and 2009, we had discussions with approximately 15 banks and other traditional and non-traditional lending sources for financing, none of which resulted in our receiving offers for financing on favorable terms.  We were unable to obtain any form of bank financing, including receivables-based financing, working capital financing or inventory financing.  We explored receivables-based financing with several third-party lenders, but determined that the terms of such financing were too restrictive or unattractive.  Although our focus at this time was primarily in seeking financing to fund our operations, we were also open to exploring other strategic options for our business.  To that end, during 2008 and 2009, we had informal discussions with a number of our partners and competitors about possible business arrangements, ranging from strategic alliances, to investments, to mergers and acquisitions.  In addition, beginning with our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008, we included the following disclosure to our stockholders:  “We will also continue to explore other strategic alternatives, which may include a merger, asset sale, joint venture or other similar transaction or forming a joint venture with one or more strategic partners to provide additional capital resources to fund operations and growth opportunities.”  We have continued to make this or similar disclosures to our stockholders in our subsequent quarterly and annual reports filed with the SEC.

During this same time period, we experienced a significant degradation in the trading price of our common stock on the OTC Bulletin Board.  With the decrease in our stock price, the ability for us to raise equity financing, without having a serious dilutive impact on our stockholders, also declined.

In April 2009, we formally engaged another investment banking firm, Roth Capital Partners LLC, to assist us in analyzing and evaluating strategic alternatives for our company.  This engagement was focused on assisting us with locating institutional investors potentially interested in pursuing a financing with us, whether equity, debt or convertible debt.  We also tasked Roth Capital to assist in identifying potential targets for acquisition by us, as well as evaluating options for the sale of our company.

In August 2009, we obtained $4 million in debt financing from an affiliate.  We entered into a secured loan with Terry Giles, a then-member of our board of directors and a stockholder.  Mr. Giles offered debt financing to us on terms that we believed to be more favorable than we could have obtained from an unaffiliated third party or from any lender introduced to us by our investment banker.  This loan is secured by a first priority security interest in all of our assets, including a pledge of our stock in our subsidiaries.  Other than this loan from Mr. Giles, we had no other active proposals for financing.

Subsequently, in March 2010, we engaged another investment banking firm, Crosstree Capital Partners, Inc. to assist us in analyzing potential acquisition targets.  We engaged Crosstree Capital because we believed them to have a particular expertise in our industry, and we thought that they would work well in cooperation with our ongoing engagement of Roth Capital.  During 2010, we signed non-disclosure agreements with several companies and entered into informal acquisition discussions, with us either as the target or as the acquirer.  However, our discussions never continued past the preliminary stages, and we did not receive or extend any offers, whether formal or informal.

On December 3, 2010, representatives of several stockholders asked for a meeting with Ronald R. Helm, our Chairman and Chief Executive Officer.  These representatives told Mr. Helm that these stockholders directly owned or indirectly influenced or controlled a majority of the outstanding shares of our common stock (but that they were not acting together as a “group”).  (We refer to these stockholders as the “large stockholders.”)  Mr. Helm was told the names of some but not all of these stockholders, and saw a list that showed approximately 8 million shares (just less than 50% of our outstanding shares).  Mr. Helm was advised that these large stockholders were unhappy with our operating results and the depressed trading price of our common stock, and that they desired that we sell substantially all of our laboratory assets, leaving the public shell, cash and the technology assets held in PBI Technology, Inc.  Mr. Helm’s impression was that these large stockholders felt there was greater value in our company as a public shell with cash, rather than the existing operating business, and that their stated goal was not to sell, merge or liquidate the company, but to end up with a public shell.  Mr. Helm’s conclusion was that if the current board did not take action in response to this meeting, these large stockholders would call a special meeting to replace the existing directors and would shut down or dispose of the laboratory operations to end up with a public shell.  Mr. Helm informed the board of directors of this meeting.

Three days later, on December 6, 2010, we held our 2010 annual meeting of stockholders.  In the election of directors for the meeting, there were 7,848,894 shares (approximately 46% of our outstanding shares) for which votes were “withheld”, which was an unusually high number.  Although there may have been other reasons for the high number of withheld votes, the board of directors and management believed that this was validation of the claims made by the stockholders’ representatives in the meeting three days prior with Mr. Helm, and evidence that these large stockholders did indeed have a majority of shares.  During and following this time, there were no Schedule 13D filings or other reports filed with the SEC by any stockholder.

On December 13, 2010, the board of directors held a regularly scheduled board meeting, at which the board discussed Mr. Helm’s meeting with the stockholders’ representatives.  The board specifically authorized Mr. Helm to continue having conversations with these representatives and to look at all available options, including selling the company, taking it private or restructuring it.  The board also advised Mr. Helm to continue to work with our two previously-engaged investment bankers.  At the board meeting, Mr. Helm gave an update to the board about the ongoing efforts of the two investment banking firms to locate a potential merger candidate.  Specifically, Mr. Helm noted that the two most recent candidates with whom we had preliminary discussions (and who we thought looked the most promising) had indicated that the timing was not right for them.  Following the board meeting, Mr. Helm continued to have discussions with our two investment banking firms about looking for an acquisition or merger candidate.

Following Mr. Helm’s initial meeting with the stockholders’ representatives and in light of the subsequent “withheld” votes, management and the board reasonably believed that a majority of the stockholders had given a clear message to the company and the board felt that it was under pressure to respond.  The board believed that they were under a fiduciary duty to consider and take action in response to these large stockholders, because they represented a majority.  The board also understood that any merger, sale or going private action would require stockholder approval, and that if the large stockholders did not actually represent a majority, the true majority stockholders could decide whether to approve any such merger, sale or going private action.

During December 2010 and continuing through February 2011, Mr. Helm had additional meetings with representatives of these large stockholders.  Stanley Schloz, a member of our board of directors, was also present at these meetings.

Based on the prior several years of discussions with investment bankers and potential acquisition candidates (and particularly aware of the discussions we had during 2010 with potential acquisition candidates that failed to produce any results), management and the board of directors were not optimistic about the company being able to find a purchaser of the business, whether on favorable terms or at all.  During this time, Mr. Helm evaluated taking the company private or putting together an offer to buy the assets.

On February 25, 2011, Mr. Helm called a special meeting of the board of directors, at which he updated the board regarding the status of discussions with the representatives of the large stockholders.  Mr. Helm then informed the board that he intended to make an offer to purchase the assets of the company.  During this meeting, Mr. Helm described in general terms the form and amount of consideration that he intended to offer to acquire the assets.  The board discussed Mr. Helm’s announcement, and confirmed among themselves that no other board member was involved in Mr. Helm’s proposal.  At that meeting, the board determined to form a special committee of the board (the “transaction committee”) to review his proposal when it was formally presented, to negotiate the terms, to obtain an independent fairness evaluation and ultimately to make a recommendation to the full board.  Richard W. Palfreyman was appointed as chairman of the transaction committee, and was tasked to appoint additional members.

Subsequent to the board meeting, Mr. Palfreyman carefully evaluated which of the other independent directors should serve on the transaction committee, taking into consideration any personal relationships or other factors that could create an appearance of bias or non-independence.  Mr. Palfreyman understood that none of the other directors were involved in Mr. Helm’s proposal and reasonably believed that all directors were capable of being independent and fairly evaluating the proposal.  Ultimately, Mr. Palfreyman selected Curtis Scheel to serve as the other member of the transaction committee, in part based on Mr. Scheel’s objectivity and diligence demonstrated as a member of the audit committee and governance committee.

During early to mid March 2011, the transaction committee contacted three different financial advisors about the possibility of one of them providing a fairness opinion on Mr. Helm’s pending proposal.  None of the financial advisors had previously been engaged with or had a prior relationship with our company.  The transaction committee received and reviewed proposals from each of the three parties.

While the transaction committee was evaluating the proposals, and prior to being engaged, representatives of Greene Holcomb & Fisher suggested to the transaction committee that the company consider either “testing the market” for competing offers or putting the company up for public auction and actively soliciting bids.  Our board of directors considered this and ultimately decided not to do either.  This decision was based on the several years’ of prior failed solicitation of and discussions with potential acquisition candidates, including the most recent activity during 2010.  In addition, the board believed that there was risk of losing key customers by putting the company up for a public auction.  (In fact, management was informally advised by several customers that they would cease doing business if we were to sell to a third party, even to another laboratory business.  We do not believe that these same customers would object to the asset sale to Emerald Star.)

On March 29, 2011, Mr. Helm, on behalf of Emerald Star, presented to the board of directors a non-binding letter of intent setting out the basic terms and conditions under which Emerald Star was offering to purchase the laboratory assets and assume certain liabilities.

On April 4, 2011, the board of directors held a special telephonic meeting, at which Mr. Helm recused himself.  At the meeting the transaction committee led a board review and discussion of the terms of the proposal from Emerald Star.  The board, upon the recommendation of the transaction committee, authorized the transaction committee to formally engage Greene Holcomb & Fisher, LLC as the investment banking firm to provide a fairness opinion.

On April 6, 2011, the transaction committee entered into an engagement agreement with Greene Holcomb & Fisher, LLC to serve as our financial advisor.

With input from our legal counsel, the transaction committee had a telephone conference with Mr. Helm on April 6, 2011 to negotiate the terms of the letter of intent.  Later that day, Mr. Helm provided a revised letter of intent on behalf of Emerald Star, which included a request for a six-month exclusivity period during which we would not be permitted to seek or accept an alternative offer for the sale of the company.

During this time, the transaction committee had ongoing discussions with legal counsel and our financial advisor, particularly regarding the exclusivity provision.  Ultimately, the committee decided not to sign a formal letter of intent with Emerald Star but to move straight to drafting an asset purchase agreement.  On April 18, 2011, the board of directors held a regularly scheduled board meeting, at which the transaction committee updated the board on the status of discussions.  On April 22, 2011, the transaction committee provided Mr. Helm with a draft of the asset purchase agreement on the terms outlined in the letter of intent.  The asset purchase agreement did not include an exclusivity provision in favor of Emerald Star.  Instead, the draft agreement included a provision specifically authorizing the board of directors to terminate the asset purchase agreement if it were to receive a “superior proposal” to buy the company.  On April 25, 2011, Mr. Helm and Mr. Palfreyman had a telephone call regarding the terms of the asset purchase agreement, and Mr. Helm raised the issue of a termination fee in the event that the agreement were terminated for a “superior proposal.”

On May 6, 2011, the transaction committee had a conference call with Mr. Helm to discuss the outstanding issues on the draft asset purchase agreement.  Emerald Star requested a termination fee in the event the agreement is terminated due to a “superior proposal,” with the fee to be the greater of $1 million or 15% of the transaction value.  With input from legal counsel, over the next several days, the transaction committee negotiated the termination fee down to $350,000 and included a reciprocal termination fee payable to us if Emerald Star were to terminate the agreement.  On May 11, 2011, the transaction committee circulated a revised, final asset purchase agreement.

During this time in late April and early May, representatives of Greene Holcomb & Fisher held several meetings with management and the transaction committee regarding due diligence on the company and management’s financial projections assuming that the asset sale did not take place.  Management’s projections were prepared by John P. Jensen, our Vice President and Controller, and Kenneth R. Waters, our Director of Strategic Planning.  Mr. Helm did not have any input or influence in preparing the projections and did not review the projections prior to their being provided to Greene Holcomb & Fisher.  (See “– Management Projections” below for further discussion of our projections.)  Prior to providing the projection to Greene Holcomb & Fisher, the transaction committee and the board of directors separately reviewed the projections and determined that the projections were reasonable.  After reviewing the projections, Greene Holcomb & Fisher held one-on-one meetings in early to mid May 2011 with each of Mr. Palfreyman, Mr. Waters, Mr. Jensen and lastly with Mr. Helm.

On May 16, 2011, representatives of Greene Holcomb & Fisher, our financial advisor, had a telephonic meeting with the transaction committee and our legal counsel.  During this call, representatives of Greene Holcomb & Fisher presented a draft of its fairness opinion and gave an oral presentation to the transaction committee regarding their analysis of the proposed asset sale and its fairness, from a financial point of view, to our company.  They also responded to a number of questions raised by the transaction committee regarding their analysis and methodology.

On May 20, 2011, our board of directors held a telephonic meeting to discuss the progress of the negotiations and status of the asset purchase agreement.  Mr. Helm, as Chairman of the board, called the meeting to order and then recused himself from the ensuing discussion.  The transaction committee, along with our legal counsel, presented a review of the material terms of the asset purchase agreement.  Prior to the meeting, Greene Holcomb & Fisher delivered to the transaction committee its fairness opinion, dated May 20, 2011.  Representatives of Greene Holcomb & Fisher were unable to be present at the meeting, and the transaction committee provided the board members with copies of Greene Holcomb & Fisher’s presentation materials and its fairness opinion and reviewed their analysis and methodology.  The board generally discussed the terms of the proposed transaction and the fairness opinion.  The board discussed setting a cap of $200,000 as the maximum amount by which the purchase price would be reduced for our transaction expenses.  Kenneth R. Waters, a member of the board, contacted Mr. Helm during the board meeting to negotiate this additional provision; however, Mr. Helm, on behalf of Emerald Star, refused to make the change.  After further discussion, our board of directors (with Mr. Helm still recused) resolved to approve the asset sale and the asset purchase agreement, and to recommend approval to the stockholders.

On May 23, 2011, we and Emerald Star executed the asset purchase agreement.  On May 25, 2011, we filed a Form 8-K announcing the asset purchase agreement.

Reasons for the Asset Sale

At its meeting on May 20, 2011, our board of directors (with Mr. Helm recusing himself) determined that the asset sale was advisable and fair to, and in the best interests of Pacific Biomarkers and its stockholders and approved the asset purchase agreement and the asset sale.  Our board of directors recommends that stockholders vote FOR approval of the asset sale at the special meeting.

In reaching its decision to approve the asset purchase agreement and to recommend that stockholders vote to approve the asset sale, our board of directors considered a number of factors in consultation with our advisors and management (excluding Mr. Helm), including the following:

•
our board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, projections, operating losses and future business prospects for Pacific Biomarkers (as well as the risks and costs involved in pursuing those prospects);

•
our board’s knowledge of the nature of our business, and of the current and prospective competitive, economic, regulatory and operational environment in the pharmaceutical industry and the impacts on our business, including consolidations taking place and trends in the market, including the shift to adaptive clinical trials;

•
our history of operating losses and the board’s understanding of, and discussions with management regarding, the projected future performance of our company, including the board’s belief that it will be difficult for us to fund our operating losses, service our existing secured debt and accomplish our internal goals without receiving a significant equity or debt financing in the next 12 to 24 months;

•
that any inability on our part to raise additional significant funds within the next 12 to 24 months, absent a major restructuring or asset disposition, could significantly impair our ability to continue as a going concern;

•
the difficulties we have experienced over the past several years trying to find financing alternatives to fund operations on acceptable terms, or to pursue acquisitions, and our recent unsuccessful efforts during 2010 to advance discussions with prospective acquisition or merger candidates to development of substantive terms and conditions of a transaction;

•	our general assessment of what a potential asset sale candidate might be willing to pay for our assets, the likelihood of closing a transaction with them, and the conditions they would impose;

•
the financial presentation and written opinion of Greene Holcomb & Fisher, LLC to the transaction committee of our board of directors as to the fairness, from a financial point of view as of May 20, 2011, of the asset sale consideration to be received by the company;

•	the value of the cash consideration to be paid by Emerald Star in the asset sale, the hiring of all of our employees, and the assumption of our liabilities, including our secured debt;

•	the strong message by certain large stockholders to sell the assets and retain the public shell;

•	the potential future value to stockholders of the company continuing as a public company following the asset sale;

•
the review by our board of directors with our legal advisors of the structure of the asset sale and the financial and other terms of the asset purchase agreement, which our board concluded were on the whole advantageous, reasonable and customary;

•	the fact that no due diligence was required by Emerald Star (due to Mr. Helm’s knowledge of our business) and the nominal impact of the negotiations on our business;

•
the limited representations and warranties and closing conditions involved with a sale to Emerald Star, and the lack of any indemnification obligation or escrow holdback under the asset purchase agreement;

•
the ability of our board, pursuant to the terms of the asset purchase agreement, to evaluate any alternative acquisition proposals that we may receive at any time prior to the date of the special meeting, and our ability to terminate the asset purchase agreement (and pay a termination fee) if the board determines in good faith that an alternative acquisition proposal is or is reasonably likely to lead to a “superior proposal,” consistent with our board’s fiduciary obligations;

•
the likelihood that the asset sale will be completed, including the reasonableness of the conditions to the asset sale and the likelihood that the regulatory, contract and stockholder approvals necessary to complete the asset sale will be obtained;

•	the reciprocal termination fee payable by Emerald Star under the asset purchase agreement if Emerald Star terminates the agreement in certain circumstances; and

•	that the asset sale was subject to approval of holders of a majority of our common stock, and that if the majority stockholders did not approve of the transaction terms, the sale would not close.

Our board of directors also considered potential drawbacks or risks relating to the asset sale, including the following risks and potentially negative factors, but found that these potential risks and factors were outweighed by the expected benefits of the asset sale:

•
that Ronald R. Helm, our Chairman and Chief Executive Officer, is an affiliate of and controls Emerald Star and the conflicts of interest associated with the asset sale, including the board’s heightened fiduciary duties in reviewing the terms of the sale and increased scrutiny by the SEC of the disclosures in this proxy statement;

•	the fact that none of the cash proceeds from the asset sale will be distributed to the stockholders upon closing, and that the stockholders will not receive any current liquidity in their stock;

•	the lack of availability of dissenters’ rights of appraisal under Delaware law for our stockholders;

•
the fact that the cash consideration paid by Emerald Star will be reduced by the amount of our transaction expenses, in an unlimited amount, and that the assets being sold to Emerald Star include all of our cash and accounts receivable;

•
the third-party contract consents required to complete the asset sale and the uncertainties associated with obtaining those approvals, which could result in the failure of the asset sale to be consummated;

•	the risks and costs to our company if the asset sale does not close, including the diversion of management and employee attention and disruption in our client relationships; and

•
the fact that under the terms of the asset purchase agreement we would have to pay Emerald Star a termination fee of $350,000 if we terminate the asset purchase agreement to pursue a “superior proposal” (although the board was of the view that the amount of such termination fee was reasonable in the context of termination and similar fees payable in other transactions and in light of the overall terms of the asset purchase agreement, and that the termination fee would not preclude another party from making a competing proposal); and

Our board also considered the interests that certain of our officers and directors may have with respect to the asset sale in addition to their interests as stockholders generally, as described in the section below entitled “—Interests of Directors and Executive Officers in the Asset Sale.”

The foregoing discussion is a summary of the information and factors considered by our board of directors in its consideration of the asset sale.  In view of the variety of factors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination.  Individual members of the board of directors may have given different weights to different factors.  Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of Our Board of Directors

Our board of directors recommends that you vote FOR approval of the asset sale.

Opinion of Our Financial Advisor

Our transaction committee retained Greene Holcomb & Fisher LLC (“GH&F”) to opine whether the consideration to be received by our company upon consummation of the asset sale was fair, from a financial point of view, to the company.  GH&F is a national investment banking firm based in Minneapolis, MN and with offices in Seattle, WA and Phoenix, AZ.  As part of GH&F’s investment banking business, it is regularly engaged in the evaluation of businesses and their securities in connection with asset sales, acquisitions, corporate restructurings, private placements, and for other purposes.  The transaction committee met with three different financial advisory firms, and ultimately selected GH&F to act as our financial advisor in connection with the asset sale on the basis of its experience in transactions similar to the asset sale and its national reputation.

On May 20, 2011, GH&F rendered its opinion to the effect that, as of May 20, 2011, based upon and subject to certain assumptions, qualifications, limitations and factors described in its opinion, the consideration to be received by the company upon the consummation of the asset sale was fair, from a financial point of view, to our company.  The full text of GH&F’s opinion, dated May 20, 2011, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement.  We encourage all stockholders to read GH&F’s fairness opinion fully.

In arriving at its opinion, GH&F took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally.  GH&F made numerous assumptions about industry performance, general business and other conditions and matters, many of which are beyond management’s control.

In performing its due diligence, GH&F did the following, among other things:

•	reviewed the asset purchase agreement;
•
reviewed publicly available financial information and other data with respect to our company, including our annual reports on Form 10-K for the fiscal years ended June 30, 2007 thru 2010, and our quarterly report on Form 10-Q for the most recent quarter ended March 31, 2011;

•	reviewed and extensively relied on financial projections prepared by management for the three months ending June 30, 2011 and for the fiscal years ending June 30, 2012 and 2013;
•	reviewed non-public information and other data with respect to our company, including certain internal sales, backlog and billing reports;
•
held meetings with management and members of our transaction committee to review and discuss certain the financial projections and other financial and operating information with respect to our business and operations;

•	reviewed certain trading characteristics of the Pacific Biomarkers common stock;
•	reviewed our investor presentation for the Roth Conference that was presented in March 2010;
•	reviewed and analyzed our projected cash flow and prepared a discounted cash flow analysis;
•
reviewed and analyzed certain business information and financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to us, including other companies in the industry in which we operate;

•	reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of us; and
•	performed such other analyses and examinations as GH&F deemed appropriate.

In arriving at its opinion, GH&F relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information.  Further, GH&F relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  With respect to the financial information and projections utilized, GH&F assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion.  GH&F did not make a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets and liabilities (contingent or otherwise).

The analyses performed were prepared solely as part of GH&F’s analysis of the fairness, from a financial point of view, of the consideration to be paid to the company, and were provided to the transaction committee and our board of directors in connection with the delivery of GH&F’s opinion.  The opinion of GH&F was just one of the many factors taken into account by our board of directors in making its determination to approve the asset sale, including those described elsewhere in this proxy statement.

Consideration Overview

Based on the terms of the asset purchase agreement, GH&F calculated an implied sale value for us at approximately $4,728,000.  This was calculated based on the $2.5 million cash offer price, plus the assumption by Emerald Star of approximately $3,855,000 in liabilities, minus the transfer to Emerald Star of approximately $1,627,000 in cash as part of the assets being sold.  The amount of assumed debt and cash assets were based on our unaudited balance sheet as of March 31, 2011 (as reported in our quarterly report on Form 10-Q).  The actual debt and cash asset at closing will be different from these amounts, and the $2.5 million cash consideration will be reduced by the amount of our transaction expenses.

Valuation Overview

GH&F performed a valuation analysis on our laboratory services business (the business to be sold in the asset sale) based on four different methodologies, as more fully discussed below:

•	a comparable public company analysis;
•	a comparable transaction analysis;
•	a discounted cash flow analysis; and
•	a liquidation analysis.

In preparing its valuation analysis, GH&F also considered our historical and potential future financial performance and the macroeconomic environment.

GH&F did not value assets that our company would retain after the asset sale and did not opine whether there would be value to maintain a public shell.

Comparable Public Company Analysis

In performing a comparable public company analysis, GH&F conducted a search for similar public companies, evaluated operating performance and profitability for similar companies and calculated valuation multiples and analyzed them for valuation purposes.

GH&F’s analysis focused on two groups of comparable public companies:

•	Small Cap Clinical Research Organizations – companies with comparable business models to ours; and
•	Micro Cap Healthcare Services Companies – companies with a similar financial profile in a similar industry as us.

With respect to the group of companies comprising “Small Cap Clinical Research Organizations,” GH&F focused on companies that GH&F deemed similar to ours that and fit within the following parameters:

•	companies within certain standard industrial classifications (SIC)
– medical laboratories (SIC code 8071)
– commercial physical research (SIC code 8731)
– testing laboratories (SIC code 8734) and
– management consulting services (SIC code 8742);
•	small public companies having a market capitalization of between $50 million and $500 million.

GH&F excluded public companies that did not meet these criteria.  GH&F identified the following four companies that it deemed comparable to us within the Small Cap Clinical Research Organizations group:

•           Albany Molecular Research Inc.
•           BioClinica, Inc.
•           eResearch Technology, Inc.
•           PDI, Inc.

With respect to the group of companies comprising “Micro Cap Healthcare Services Companies,” GH&F focused on companies that fit within the following parameters:

•	U.S.-based companies primarily involved in healthcare services;
•	companies having a market capitalization of between $2 million and $20 million;
•	companies with revenue greater than $2 million; and
•	companies with negative EBITDA (e.g., less than $0).

GH&F excluded public companies that did not meet these criteria.  GH&F identified the following seven companies that it deemed comparable to us within the Micro Cap Healthcare Services Companies group:

•           American Learning Corporation
•           Auxilio Inc.
•           HearUSA Inc.
•           Medical Connections Holdings Inc.
•           National Health Partners Inc.
•           Northstar Healthcare Inc.
•           United American Healthcare Corp.

None of the comparable companies have characteristics identical to us.  An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors.

The following table summarizes the multiples of the selected valuation data for the selected comparable groups, our financial projections used in the analysis and our implied multiple. In the table, “LTM” refers to a period consisting of the “last twelve months”, which for our financial statements means the 12-months ended March 31, 2011, but for the comparable companies may be a different period consisting of their last 12 months.

	LTM		CY2011E		CY2012P		LTM		CY2011E		CY2012P
	Revenue		Revenue		Revenue		EBITDA		EBITDA		EBITDA

Small Cap Clinical Research Organizations
Low	0.3	x	0.2	x	0.2	x	7.1	x	5.6	x	4.2	x
Mean	1.0	x	0.8	x	0.8	x	12.1	x	8.4	x	5.0	x
Median	0.8	x	0.8	x	0.7	x	9.4	x	8.0	x	4.7	x
High	2.0	x	1.6	x	1.6	x	19.8	x	11.5	x	6.2	x

Micro Cap Healthcare Services Companies
Low	0.4	x	NA		NA		NEG		NA		NA
Mean	0.8	x	NA		NA		NEG		NA		NA
Median	0.8	x	NA		NA		NEG		NA		NA
High	1.2	x	NA		NA		NEG		NA		NA

Pacific Biomarkers, Inc.
Company statistic	$10,561		$9,591		$10,283		$(292)		$(680)		$(324)
Implied multiple	0.4	x	0.5	x	0.5	x	NM		NM		NM

GH&F noted that our implied multiples for revenues were within the ranges for the comparable companies, although these were on the low end of the range.  Because of our negative EBITDA, the comparison of EBITDA was not meaningful.

Comparable Transaction Analysis

In performing a comparable transaction analysis, GH&F conducted a search for similar merger, acquisition and asset purchase transactions, identified transactions with disclosed valuation multiples, calculated valuation multiples and analyzed them for valuation purposes.  GH&F selected transactions by searching SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources.  Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer.  As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

GH&F’s analysis focused on two groups of comparable public companies:

•	Small Cap Clinical Research Organizations; and
•	Micro Cap Healthcare Services Companies.

With respect to transactions involving “Small Cap Clinical Research Organizations,” GH&F focused on transactions with target companies that GH&F deemed similar to our business, that and fit within the following parameters:

•	transactions where the target company had one of the following standard industrial classifications (SIC)
– medical laboratories (SIC code 8071)
– commercial physical research (SIC code 8731)

– testing laboratories (SIC code 8734) and
– management consulting services (SIC code 8742);
•	transactions since January 1, 2005;
•	transactions between $5 million and $1 billion; and
•	transactions where at least 90% of the target was acquired.

GH&F excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases, minority interest acquisitions and hostile transactions.  GH&F identified 24 transactions with relevant multiples involving Small Cap Clinical Research Organizations, as follows:

Target Company	Acquirer

Kendle International Inc.	INC Research, Inc.
Lancaster Laboratories, Inc.	Eurofins Scientific SA
Genoptix, Inc.	Novartis Finance Corporation
ReSearch Pharmaceutical Services	Warburg Pincus LLC
Westcliff Medical Laboratories, Inc.	Laboratory Corp. of America
Fulcrum Pharma plc	The Halifax Group
Bio-Quant, Inc.	Apricus Biosciences, Inc.
Waban Software, Inc.	Phase Forward Inc.
Infociencia, S.L.	RPS Spain S.L.
Biotrin International Limited	DiaSorin S.p.A.
Premier Research Group, Ltd.	ECI Partners LLP
AppTec Laboratory Services, Inc.	WuXi PharmaTech (Cayman) Inc.
Site Support Institute Co., Ltd.	CMIC Co. Ltd.
Synexus Limited	Lyceum Capital Partners LLP
Bio Analytical Research Corp.	Pasteur Cerba S.A.
ARS, Inc.	Premier Research Group, Ltd.
BioReliance Corporation	Avista Capital Holdings, L.P.
Scirex Corporation	Premier Research Group, Ltd.
Pharma Bio-Research Group B.V.	PRA International, Inc.
Radiant research, Inc.	Covance Inc.
Clinsys Clinical Research, Inc.	Jubilant Life Sciences Ltd.
Specialty Laboratories, Inc.	AmeriPath, Inc.
Cogenics Icoria, Inc.	Clinical Data, Inc.
PharmData, Inc.	Premier Research Group, Ltd.

With respect to transactions involving “Micro Cap Healthcare Services Companies,” GH&F focused on transactions with target companies that GH&F deemed similar to our business, that and fit within the following parameters:

•	transactions where the target company is a U.S.-based company primarily involved in healthcare services;
•	transactions since January 1, 2005;
•	transactions less than $50 million; and
•	transactions where at least 90% of the target was acquired.

GH&F excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases, minority interest acquisitions and hostile transactions.  GH&F identified 11 transactions with relevant multiples involving Micro Cap Healthcare Services Companies, as follows:

Target Company	Acquirer

OCS, Inc.	National Research Corp.
AlliedPath, Inc.	IRIS International Inc.
Spectrum Health Network, Inc.	AMHN, Inc.
Gentiva Health, Respiratory	Lincare Holdings Inc.
Access Plans USA, Inc.	Access Plans, Inc.
Southern Plains Medical Center	Tri-Isthmus Group, Inc.
Oncotech, Inc.	Exiqon A/S
LifeGuard Benefit Services, Inc.	Amacore Group, Inc.
Mederi, Inc.	Almost Family Inc.
Medical Group Services, Inc.	MD Technologies Inc.
Sound Health Solutions, Inc.	iVOW, Inc.

Based on the information disclosed with respect to the targets in the each of the comparable transactions, GH&F calculated and compared the enterprise values as a multiple of LTM revenue and LTM EBITDA.  The analysis indicated that the multiples for these comparable transactions were as follows:

	LTM		LTM
	Revenue		EBITDA
Small Cap Clinical Research Organizations
Low	0.1	x	3.3	x
Mean	1.6	x	9.5	x
Median	1.7	x	10.5	x
High	3.6	x	15.4	x

Micro Cap Healthcare Services Companies
Low	0.1	x	NEG
Mean	1.4	x	NEG
Median	0.9	x	NEG
High	3.6	x	NEG

Pacific Biomarkers, Inc.
Company statistic	$10,561		$(292)
Implied multiple	0.4	x	NM

None of the target companies in the comparable transactions have characteristics identical to us.  Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates the present value of the projected hypothetical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure.  In performing a discounted cash flow analysis, GH&F reviewed our projections of future financial performance based on our historical results, reviewed free cash flows over the projection period and calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates.

In the discounted cash flow analysis, GH&F estimated a range of theoretical values for us based on the net present value of our estimated future cash flows for the remainder of the 2011 fiscal year and through the 2013 fiscal year, and a terminal value for us at the end of our 2013 fiscal year.  The terminal value was calculated based upon a multiple of our projected EBITDA as of that date.  In this analysis, GH&F applied a range of discount rates of 14% to 18%, which were determined based on the weighted average cost of capital for comparable companies, business specific risk, business specific risk, the issues associated with maintaining and growing our business as projected in the financial information provided by management, our size relative to our peers and other relevant factors.  In this analysis, GH&F applied a range of terminal value multiples of EBITDA from 6.0x to 8.0x, which were determined by considering growth rates of comparable companies and information on trading multiples of comparable companies and transaction multiples of comparable transactions. In addition, GH&F considered the nature of our business, our size relative to the comparable companies, our position in our industry and GH&F’s recent experience in the mergers and acquisitions marketplace.

GH&F’s analysis resulted in an estimated enterprise value ranging from $161,000 (applying a discount rate of 14%), to $140,000 (applying a discount rate of 16%), to $120,000 (applying a discount rate of 18%).  GH&F noted that these results were significantly below the implied sale value of $4,728,000.

Liquidation Analysis

In performing a liquidation analysis, GH&F determined a fair value of all of our assets that would be expected to be received in an orderly liquidation, and netted the fair value of these assets against the full recorded amount of our liabilities.  GH&F only considered assets that would be sold in the asset sale, not assets that would be retained (namely the technology assets in PBI Technology, Inc.).

GH&F performed a liquidation analysis on its determination that there was a reasonable likelihood that our company may not be a going concern in the foreseeable future unless it is able to raise additional capital, based on the following:

•	management’s projections that show us running out of cash in the foreseeable future;
•	historically, we have generally been cash flow negative and management has given no reason to assume that either revenue will grow materially or that margins will improve materially;
•	it would be difficult for us to access the capital markets to avoid a future liquidation event;
•	all of our assets are encumbered by our existing secured debt; and
•	our previous efforts to raise capital were unsuccessful and our business and financial profile remain relatively unchanged.

GH&F performed its analysis based on the assets and liabilities reflected on our unaudited balance sheet for March 31, 2011 (as filed with our quarterly report on Form 10-Q).  GH&F analysis concluded, based on management’s assumptions, that all of our liabilities would be paid back at 100% of full value and that most of our assets would be liquidated at 100% of book value, except as follows:

•	accounts receivable at 85% of book value;
•	inventory at 15% of book value; and
•	pre-paid expenses and other assets at 10% of book value.

GH&F assumed no other costs associated with a potential future liquidation, including employee severance, operating leases and other contract termination costs, and legal, consulting and other advisory fees in connection with a liquidation.

The results of GH&F’s liquidation analysis were negative cash from liquidation in the amount of ($2,154,000), based on an assumed liquidation value of our assets of $3,164,000 and total liabilities of $5,318,000.

Conclusion

Based on the information and analyses set forth above, GH&F delivered its written opinion to the transaction committee of our board of directors, which stated that, as of May 20, 2011 based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the company is fair from a financial point of view, to the company.

GH&F’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to GH&F, as of the date of its opinion. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, that opinion. GH&F assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion, or prior to closing the asset sale.

In reaching its conclusion as to the fairness of the consideration to be paid to the company and in its presentation to the transaction committee of our board of directors, GH&F did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion.  The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. GH&F believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

GH&F’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses.  Analyses relating to the value of companies are not appraisals or valuations, and do not necessarily reflect the price at which companies may actually be sold.  No company or transaction used in any analysis for purposes of comparison is identical to us or the asset sale. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which we were compared and other factors.

GH&F’s analysis and opinion were intended for the benefit and use of the transaction committee and our board of directors in connection with the asset sale.  GH&F’s opinion did not constitute a recommendation to the transaction committee, our board of directors or our stockholders as to how to vote in connection with the asset sale.  GH&F’s opinion does not address our underlying business decision to pursue the asset sale, the relative merits of the asset sale as compared to any alternative business strategies that might exist for us or the effects of any other transaction in which we might engage.  GH&F did not express any opinion and did not perform any analysis on any potential value of the public shell or the assets being retained and not being sold to Emerald Star (namely the technology assets in Bioquant Inc. and PBI Technology, Inc.).

We paid a fee to GH&F for its services in connection with the preparation and issuance of its opinion of approximately $58,500, including reimbursement of GH&F’s reasonable out-of-pocket expenses.  In addition, we have agreed to indemnify GH&F for certain liabilities that may arise out of the rendering of its opinion. GH&F does not beneficially own any interest in either us or in Emerald Star and has not provided either company with any other services.  We have not had any prior relationship with GH&F.

Management Projections

We do not, as a matter of course, make available to our stockholders our financial projections, which we generally use solely for our internal budgeting and other internal purposes.  However, due to the significance of the asset sale, we believe it would be helpful to our stockholders to see the projections that management prepared and gave to Greene Holcomb & Fisher to rely on for their fairness opinion.  Accordingly, included below are the full-year financial projections that management prepared and delivered to Greene Holcomb & Fisher for the fiscal years ending June 30, 2011, 2012 and 2013.  (Greene Holcomb & Fisher also received projections for the each of the quarters during the next two fiscal years which are not included below.)  The date of the projections was May 10, 2011.

The projections presented management’s view, to the best of their knowledge and belief, of our future operating results through our next two fiscal years, assuming that the asset sale does not occur and assuming that our business continues as usual, without any significant change in our expenses and without any additional financing.

Management prepared these projections using the same processes and considering the same factors as used in preparing our annual internal projections.  Specifically, these projections were prepared by John P. Jensen, our Vice President and Controller, and Kenneth R. Waters, our Director of Strategic Planning.  For the past six years, Mr. Jensen and Mr. Waters have been the two officers of the company with primary responsibility for preparing our annual internal projections, for review and approval by management and our board of directors in setting annual budgets and goals.  Mr. Jensen and Mr. Waters followed their standard procedure in preparing these projections (other than they did not have discussions with members of our business development team on the revenue forecasts).  Consistent with their methods for preparing their annual internal projections for the budget and operational plan development, Mr. Jensen and Mr. Waters did the following, among other things:

●
reviewed our backlog report (contracts that have been signed and that relate to future work and future revenue) as of April 2011, noting that backlog has been essentially flat for the past two fiscal years;

●	reviewed our internal billing projection report(s) for fiscal 2011 compared to fiscal 2012;
●
analyzed cancellations, early terminations and deferrals of contracts and projects that have occurred during the course of the current 2011 and prior 2010 fiscal years, as a metric to estimate future cancellations;

●	reviewed cash flow and debt service requirements;
●	reviewed headcount and staffing plans, especially for our business development team;
●	reviewed expense levels for fiscal 2010 and the current fiscal 2011 thru April;
●	reviewed gross margin and revenue with anticipated mix of services; and
●	considered public announcements by clients and others in the pharmaceutical industry of significant projects in the pipeline or terminations of projects.

After the projections were prepared, Mr. Jensen and Mr. Waters provided the projections to the transaction committee and our board of directors for review, who determined that the projections were reasonable.  The projections were then provided to Greene Holcomb & Fisher for their review and use in connection with their analysis and preparation of their fairness opinion.

Because Ronald R. Helm, our Chairman and Chief Executive Officer, is affiliated with and controls Emerald Star, Mr. Jensen and Mr. Waters did not include Mr. Helm in any part of the projection process.  Specifically, Mr. Helm did not have any input or influence in preparing the projections, and Mr. Helm did not review the projections prior to their being provided to Greene Holcomb & Fisher.

The projections were not prepared with a view toward public disclosure or with a view toward complying with any guidelines established by the Securities and Exchange Commission, U.S. generally accepted accounting principles, or guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projected financial information.  The projections are unaudited and were not reviewed by our independent public accounting firm.  The projections presented our hypothetical future financial performance subject to the following key assumptions:

●	we will continue to focus on our existing customers, services and markets;
●	we will experience cancellations or early terminations of projects at a rate similar to the current fiscal year;
●	we will experience modest growth in our biomarker business, consistent with the growth over the past three fiscal years;
●
our headcount will increase by two FTE (adding a third business development rep and S&T tech) and operating expenses will increase (due to an increase in rent from a possible facility move in the first quarter of fiscal 2012), although these increases will be offset by other expense reductions including the reduction in force and cost savings implemented in December 2010;

●	we will not make any significant capital expenditures or asset dispositions, and we will not receive any additional financing;
●	our operating costs will include the continued costs of public company reporting and compliance; and
●	we will make scheduled payments on our secured debt and other obligations.

The projections were prepared in good faith at the time they were made; however, the projections are hypothetical estimates of our future financial performance, and you should not assume that the projections will remain accurate or reflective of management’s view as of any future date.  We do not intend to update the projections to reflect any changes or developments.  This information is not fact and should not be relied upon as being indicative of future results, and we caution readers of this proxy statement not to place any reliance on the projected financial information.  The projections are included solely for the purpose of giving our stockholders access to the same non-public information that was provided to the transaction committee, our board of directors and Greene Holcomb & Fisher.

FINANCIAL PROJECTIONS
(For the Fiscal Years ending June 30, 2011, 2012 and 2013)

Consolidated Balance Sheet
(unaudited projections, prepared as of May 10, 2011)

	As of June 30,
(dollars in thousands)	2010	2011	2012	2013
	(audited) Actual	(unaudited) Projected	(unaudited) Projected	(unaudited) Projected
ASSETS
Current assets:
Cash and cash equivalents	$1,861	$974	$(1,247)	$(2,701)
Short-term investments	469	202	204	204
Accounts receivable, net of allowance for doubtful accounts	1,853	2,156	2,002	2,227
Other Receivable	7	7	7	7
Inventory	240	213	231	229
Prepaid expenses and other assets	229	285	299	300
Total current assets	4,659	3,837	1,496	265

Property and equipment, net	1,310	1,045	1,179	1,117
Restricted cash	-	150	150	-
Total assets	$5,969	$5,032	$2,825	$1,382

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$606	$659	$629	$700
Accrued liabilities	632	480	457	508
Advances from customers - current portion	408	689	683	699
Capital lease obligation - current portion	201	343	376	297
Debt – short term	1,016	908	1,027	384
Total current liabilities	2,863	3,079	3,172	2,588

Capital lease obligations - long term portion	390	266	282	160
Debt – long term	2,677	2,108	1,087	697
Total long term liabilities	3,067	2,374	1,369	856
Total liabilities	5,930	5,453	4,542	3,444

Stockholders' equity:
Common stock, $0.01 par value, 30,000,000 shares authorized	167	167	168	168
Additional paid-in capital	27,723	28,016	28,265	28,445
Accumulated deficit	(27,851)	(28,604)	(30,149)	(30,675)
Total stockholders' equity	39	(421)	(1,716)	(2,062)

Total liabilities and stockholders' equity	$5,969	$5,032	$2,825	$1,382

Consolidated Statement of Operations
(unaudited projections, prepared as of May 10, 2011)

	For the Fiscal Year ending June 30,
	2010	2011	2012	2013
(dollars in thousands)	(audited) Actual	(unaudited) Projected	(unaudited) Projected	(unaudited) Projected

Revenues	$9,665	$10,539	$9,900	$10,900
Laboratory expenses and cost of sales	5,858	6,362	6,065	6,187
Gross profit	3,807	4,177	3,835	4,713
margin %	39%	40%	39%	43%

Operating expenses:
Selling, general and administrative	4,643	4,621	4,820	4,920
Operating loss	(836)	(444)	(985)	(207)

Other income (expense):
Interest expense	(483)	(530)	(429)	(306)
Amortization of discount on debt	(63)	(59)	(42)	(24)
Interest income (expense)	(2)	10	9	8
Other expense (move-related)	-	-	(100)	-
Other income	1	270	2	2
Total other expense	(547)	(309)	(560)	(320)

Net loss before tax expense	(1,383)	(753)	(1,545)	(527)

Tax expense - non-cash NOL	-	-	-	-

Net loss	$(1,383)	$(753)	$(1,545)	$(527)

Consolidated Statement of Cash Flows
(unaudited projections, prepared as of May 10, 2011)

	For the Fiscal Year ending June 30,
(dollars in thousands)	2010	2011	2012	2013
	(audited) Actual	(unaudited) Projected	(unaudited) Projected	(unaudited) Projected
Cash flows from operating activities:
Net loss	$(1,383)	$(753)	$(1,545)	$(527)
Reconciliation of net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	344	406	415	350
Income on deposits	9	20	22	22
Bad debt expense	-	-	-	-
Compensation expense from restricted shares and options	112	254	237	180
Amortization of discount on debt	63	59	42	24
Changes in assets and liabilities:
Accounts receivable, net	386	(303)	154	(225)
Other receivable	3	-	-	-
Inventories	(68)	27	(19)	2
Prepaid expenses and other assets	1	(56)	(14)	-
Advances from customers	(19)	281	(7)	16
Accounts payable	(73)	53	(30)	71
Accrued liabilities	(28)	(153)	(21)	52
Net cash used in operating activities	$(653)	(165)	(766)	(35)

Cash flows from investing activities:
Purchases of capital equipment	(308)	-	(60)	(60)
Proceeds from returns of capital equipment	-	126
Purchases of investments	(978)	-	-	-
Maturities of investments	500	250	-	-
Net cash used in investing activities	(786)	376	(60)	(60)

Cash flows from financing activities:
Proceeds from loan	4,000
Common stock repurchased	(1,674)
Restricted stock transferred for withholding tax liability	(66)
Payments on notes payable	(165)	(806)	(943)	(1,058)
Payments on capital lease obligation	(160)	(142)	(452)	(451)
Change in restricted cash	-	(150)	-	150
Net cash provided by (used in) financing activities	1,935	(1,098)	(1,395)	(1,359)

Net increase (decrease) in cash and cash equivalents	496	(887)	(2,222)	(1,454)
Cash and cash equivalents, beginning of period	$1,365	$1,861	$974	$(1,247)
Cash and cash equivalents, end of period	$1,861	$974	$(1,247)	$(2,701)
Investment account balance	467	202	204	204
Total Cash	$2,330	$1,177	$(1,043)	$(2,497)

Interests of our Directors and Executive Officers in the Asset Sale

When considering the recommendation of our board of directors, you should be aware that certain members of our board of directors and officers have interests in the asset sale that may be different from, in addition to, or in conflict with, your interests as a stockholder.  The members of our board of directors were aware of these competing interests, and considered them, when they approved the asset sale and the asset purchase agreement.

All benefits that our directors and officers may receive as a result of the asset sale, as described below, are solely in connection with their services as our employees, officers or directors.  No benefit has been, or will be, conferred for the purpose of paying any direct consideration to any officer or direct in the asset sale, nor is it conditional on such person’s supporting the asset sale.

These interests include the following:

Ronald R. Helm is an Affiliate of and Controls Emerald Star

Ronald R. Helm, our Chairman and Chief Executive Officer, formed Emerald Star for the sole purpose of entering into the asset purchase agreement and acquiring the assets.  Emerald Star is a Washington limited liability company and is a wholly-owned subsidiary of a private company.  Mr. Helm effectively controls Emerald Star and has an approximate 70% economic and voting interest in the private company that owns Emerald Star.

Other than Mr. Helm, none of our officers, directors or employees is currently involved with or has any ownership interest in Emerald Star.

Continued Employment of our Employees and Officers

Pursuant to the asset purchase agreement, Emerald Star is required to hire all of our employees that are actively involved in our business.  This includes all of our officers, as well as our two directors who are employees (Ronald R. Helm and Kenneth R. Waters).

We are not aware of the terms of any compensation or employment arrangement with any officer or employee, but we generally assume that they will be on substantially the same terms as their current compensation with us.  The only officers who have employment agreements with us are Ronald R. Helm and Dr. Elizabeth Leary, our Chief Science Officer.

In addition, each of our employees and officers who is hired by Emerald Star will get credit under Emerald Star’s vacation and sick leave policy with the full amount of unused and unpaid vacation leave and sick pay accrued as of the closing.

With respect to our directors, there is no current arrangement for any of our directors to serve as a director of Emerald Star following closing.  However, there is also no restriction on Emerald Star from asking any one or more of the current directors to serve on the board or in any other capacity with Emerald Star.

D&O Insurance and Indemnification

Upon closing of the asset sale, our current officers and directors will no longer be officers and directors of our company.  We are obtaining and paying for “tail” directors’ and officers’ insurance policies for our existing officers and directors, with a claim period for up to three years from the effective time.  The tail insurance is intended to have benefits and levels of coverage at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance policies, subject to certain limitations on the amount of premiums that may be spent for such insurance coverage.

The cost of this tail coverage will be borne by us out of current cash assets, and will not be a transaction expense that would reduce the amount of net sale proceeds to us.

In addition, under our certificate of incorporation and by-laws, we will continue to have certain obligations to indemnify our former and current officers and directors.

Accelerated Vesting of Stock Options and Restricted Stock Awards

Under our equity incentive plan, all outstanding stock options and restricted stock awards will automatically accelerate to be 100% vested and exercisable immediately prior to consummation of the asset sale.

The acceleration of vesting on stock options has no impact on the number of shares outstanding as of the record date and entitled to vote at the special meeting, because those options were not exercised as of the record date.  The acceleration of vesting on restricted stock has no impact on the number of shares outstanding as of the record date and entitled to vote at the special meeting, because those shares were already outstanding and entitled to vote.

Because the acceleration of vesting on the restricted stock awards will result in a taxable event, some of our employees, officers and directors have asked whether they can amend the terms of their awards or forfeit their awards to minimize or avoid the tax liability.  We are considering these requests and may make accommodations, which may include a cash bonus or the cancellation of shares to cover the withholding tax liability.  Any such bonuses or withholdings costs will be borne by us out of current cash assets, and will not be a transaction expense that would reduce the amount of net sale proceeds to us.

The following table sets forth the number of stock options and restricted stock awards held by each of our officers and directors as of June 24, 2011, the record date.  The weighted average exercise price for these outstanding stock options held by our officers and directors is approximately $0.55 per share, which is significantly higher than the current trading price of the common stock (closing price of $0.19 on June 16, 2011):

Name	Shares of Restricted Stock	No. of Stock Options

Ronald R. Helm, Chairman, CEO and Director	350,000	1,294,049
Elizabeth T. Leary, Ph.D., Chief Science Officer	18,000	279,809
Michael P. Murphy, Ph.D., Chief Operating Officer	39,000	212,000
John P. Jensen, Vice President and Controller	39,000	165,000
Mario R. Ehlers, Ph.D., Director	17,500	176,178
Richard W. Palfreyman, Director	30,000	106,761
Curtis J. Scheel, Director	30,000	60,000
Stanley L. Schloz, Director	30,000	35,000
Kenneth R. Waters, Director and Director of Strategic Planning	39,000	238,043
TOTAL	592,500	2,566,840

Retention Payments and Employee Bonuses

We do not have any plans to make any other retention payments or other bonuses to any officer, director or employee.  However, if our board deems it to be necessary, we will consider paying retention bonuses to secure certain employees’ services through the closing of the asset sale.  In addition, we expect to continue to pay any applicable performance bonuses to employees and officers in the ordinary course of business, not in connection with the asset sale.

Mr. Helm’s Employment Agreement

Under our employment agreement with Mr. Helm, he is entitled to certain severance payments in the event that we complete the sale of substantially all of our assets or if we terminate his employment without cause.  Technically, the asset sale to Emerald Star could trigger these severance payments.  Mr. Helm has verbally agreed to waive his right to these payments under his employment agreement solely in connection with the asset sale with Emerald Star.

 No Dissenters’ Rights of Appraisal under Delaware Law

Under Section 262 of the Delaware General Corporation Law and our Certificate of Incorporation, stockholders do not have dissenters’ rights of appraisal in connection with the sale of substantially all of our assets.  Accordingly, even if you do not approve of the asset sale, you have no right under Delaware law to demand payment for the fair value of your shares.

Certain State and Federal Income Tax Consequences

We expect that the asset sale will result in a taxable event for us.  We will realize gain or loss with respect to our assets sold measured by the difference between the proceeds received by us on such sale and our tax basis in those assets. For purposes of calculating the amount of our gain or loss, the proceeds received by us will include the cash received, the amount of our liabilities that are assumed and any other consideration we receive for our assets.  We estimate our share of the federal and state tax liability from the asset sale in the amount of $30,000.  Our tax liability from the asset sale will be a transaction expense that will reduce the net proceeds to us.

Accounting Treatment

We will record the asset sale transaction in accordance with U.S. generally accepted accounting principles.  Upon closing of the asset sale, we expect to recognize a pre-tax gain equal to the difference of the cash proceeds received at closing, plus the liabilities assumed by Emerald Star, and the net book value of the assets and liabilities sold as a result of the asset purchase agreement.  All business combinations are required to be accounted for by the acquisition method (i.e., the acquisition by one entity of one or more other entities).  Any excess of the fair value of consideration received by us over the fair value of the net assets sold is considered to be goodwill.  We will recognize expenses associated with the asset sale as costs are incurred.

Governmental and Regulatory Approvals

We are not aware of any required governmental or regulatory approvals in connection with the asset sale, other than the filing of this proxy statement with the U.S. Securities and Exchange Commission.  The Securities and Exchange Commission may choose to review and comment upon our disclosures in this proxy statement, which may delay our finalizing the proxy statement.  The asset sale is not subject to the Hart-Scott-Rodino Act, and we do not expect review by the U.S. Federal Trade Commission or the U.S. Department of Justice.

Directors and Officers Following the Asset Sale

If the asset sale closes, all current executive officers and four of our six current directors will resign from their respective positions with us.  Our two remaining directors will be Curtis J. Scheel and Stanley L. Schloz.  Messrs. Scheel and Schloz intend to continue as directors to provide continuity and enable a smooth transition for our company following the asset sale.  If the asset sale does not close, we do not expect any of our current officers or directors to resign, and accordingly our current board would continue to serve as directors until the next meeting of stockholders at which directors are elected or until his or her earlier death, resignation or removal.

Following closing of the asset sale, our two remaining directors, Messrs. Scheel and Schloz, intend to appoint two new directors to fill vacancies on the board and to reduce size of the board to four.  The two intended director appointees are Fred Burstein and Andrew Ecclestone.  Under Delaware law, remaining directors in office have the right to appoint new directors to fill vacancies on the board, without stockholder approval.  Following closing, the reconstituted board of directors will be responsible for appointing new executive officers for the company.

Each of the director appointees has agreed to serve if appointed and we have no reason to believe that they will be unable to serve.  If the asset sale closes and the board is reconstituted with the resignations and appointments described above, each director would hold office until the next meeting of stockholders at which his successor is duly elected and qualified or until his earlier death, resignation or removal.

Continuing Directors

Set forth below is biographical information for Mr. Scheel and Mr. Schloz, our two current directors who would continue in office following the asset sale.  Also see “Principal Stockholders” below for their beneficial stock ownership in our company as of the record date.

Name of Director	Background and Experience

Curtis J. Scheel
Mr. Scheel, age 52, became a director in January 2006, and currently serves on our governance (chair), audit and science & technology committees.  Mr. Scheel currently serves as Chief Operating Officer for G.L. Cornell Company, a privately owned regional equipment distributor based in Gaithersburg, Maryland.  Previously, Mr. Scheel was a partner in Tatum, LLC, an executive services consulting firm, from April 2009 to September 2010.  Mr. Scheel served in several positions with Ritz Camera Centers, Inc., including as Chief Financial Officer from 2003 to 2005, as Chief Operating Officer from January 2003 to March 2009, and as President from December 2007 to March 2009.  Ritz Camera Center, Inc. filed for Chapter 11 bankruptcy protection in February 2009.  Mr. Scheel believes that the bankruptcy filing was a result of many factors, including the company’s inability to respond to dramatic shifts in technology, the recession of 2008, and limitations imposed by its principal financial institution, and that his actions helped mitigate the severity of the bankruptcy proceedings, enabling the company to be acquired out of bankruptcy and continue to be operated.  We believe that Ritz Camera’s bankruptcy filing does not reflect Mr. Scheel’s ability or integrity.  Mr. Scheel’s prior business positions include President and Chief Financial Officer of Cameraworld.com from December 1999 to May 2002 and Director of National Marketing, Technology Division, Deutsche Financial Services Corp. from July 1996 to December 1999. He has also served as Vice President and Chief Financial Officer at Artisoft, Inc. from September 1995 to June 1996 and Vice President and Treasurer at Microage, Inc. from September 1989 to 1995.  Mr. Scheel holds a B.B.A. and an M.B.A. from the University of Wisconsin-Madison.

Stanley L. Schloz
Mr. Schloz, age 68, became a director in June 2008 and currently serves on our compensation (chair) and governance committees.  Mr. Schloz served on the board of directors of Oncologix Tech Inc. (formerly BestNet Communications) from 2003 to 2007, and Mr. Schloz previously served as President and on the board of directors of Tempco Inc., a public shell company, until May 2011.  Mr. Schloz’s prior business positions include serving as director of the Tactical Systems Operations, Space and Systems Technology Group, Motorola Inc.  Mr. Schloz holds a degree of Bachelor of Science in Electrical Engineering from Iowa State University and has completed advanced business studies at Arizona State University.

Director-Appointees

Set forth below is biographical information for each of the two intended appointees as director, neither of whom is currently a director or officer.  Also see “Principal Stockholders” below for their beneficial stock ownership in our company as of the record date.

Name of Appointee	Background and Experience

Fred Burstein
Mr. Burstein, age 76, has served as a member of the board of directors of Tempco, Inc., a public shell company, since 2008 and was appointed as its chief executive officer in May 2011 (previously serving as vice president from 2008 until May 2011).  Previously, Mr. Burstein was a lawyer practicing law in Minneapolis, Minnesota from 1960 until his retirement in 2010.  Mr. Burstein received his J.D. from the University of Minnesota Law School and a Bachelor of Business Administration from the University of Minnesota Business School.

Andrew Ecclestone
Mr. Ecclestone, age 50, is currently the portfolio manager for Mountainview Asset Management, Inc., a private investment fund in Toronto, Canada that he founded in June 2002.  He is also a lecturer with the University of Waterloo in Ontario, Canada.  Mr. Ecclestone was recently appointed to the board of directors of Tempco, Inc., a public shell company, in May 2011.  From October 2000 to May 2002, Mr. Ecclestone was the portfolio manager of Thomson Kernaghan Company Ltd, in Toronto, Canada.  From June 1999 to September 2000, Mr. Ecclestone was the corporate finance consultant for Storm Investment Management Ltd. in North York, Ontario, Canada. For the previous three years, he was the senior equity portfolio manager for the Independent Order of Foresters in North York, Ontario. From 1988 until 1996, he performed various portfolio manager responsibilities and held business analyst positions with several companies.  Mr. Ecclestone is a Chartered Financial Analyst, and he received a Bachelor of Technology Degree in industrial engineering from the Ryerson Polytechnical Institute, Toronto, Canada, and an MBA from York University, North York, Ontario.

Mr. Burstein and Mr. Ecclestone are the two persons that are currently expected to be appointed to the board following closing of the asset sale.  However, if one or both declines or are unable to serve as a director, the continuing directors in office will decide whether and who to appoint as a replacement.  Additionally, our two continuing directors, Messrs. Scheel and Schloz, may appoint alternative persons as directors instead of either Mr. Burstein or Mr. Ecclestone or in addition to Mr. Burstein and Mr. Ecclestone.  If any such changes occur, whether before or following the special meeting, we will file a Form 8-K with the SEC to inform stockholders.

Effect of the Asset Sale on Us

If we receive stockholder approval of the asset sale, we expect to complete the asset sale in August 2011, provided that all other conditions to closing are satisfied or waived.  Effective with closing of the asset sale, we will change our corporate name, our board of directors will be reconstituted and we will have new executive officers.  We do not intend to distribute to stockholders any cash proceeds from the asset sale upon closing.  Rather, we intend to retain the cash in the company to fund our future business activities, and any future decision to the use of those funds will be made by the board of directors in office following the asset sale.

Public Shell Company

Following closing of the asset sale, we will continue to be a public company, although we are likely to be deemed a “shell company” under applicable rules of the Securities and Exchange Commission.  Being a public shell company means that we will have no or nominal operations, our assets will solely consist of cash and nominal other assets, and our business will be primarily to seek a potential merger or acquisition with another operating entity.  Upon closing of the asset sale, we will have no operations and our assets will primarily consist of the net cash proceeds from the asset sale, although we will continue to own certain dormant technology and intellectual property assets (described below).  These factors will likely deem us to be a shell company.  Although we will be a “shell company,” we expect that our common stock will continue to be quoted for trading on the OTC Bulletin Board upon consummation of the asset sale, under our new stock ticker symbol.

The primary function of a shell company is to acquire another operating company.  Typically, these acquisitions are with private companies who are looking to become public and gain access to funding in the capital markets.  These transactions may take a number of different forms. Generally, the stockholders of the private company agree to exchange their shares for a majority of the shares of the public company thereby gaining a controlling interest in the public shell.  This is often referred to as a “reverse merger” or a “reverse takeover.”  With this type of transaction, the existing stockholders in the public shell experience significant dilution; although the theory is that the value of the shell would increase because of the acquisition and that the existing shares would increase in value even though they are diluted.

On June 9, 2011, the SEC issued an Investor Bulletin regarding reverse mergers with public shells, and risks to investors when considering whether to invest in reverse merger companies.  This Investor Bulletin can be accessed at http://www.sec.gov/investor/alerts/reversemergers.pdf.

Although we cannot anticipate what direction and business opportunities the board of directors will pursue following the closing of the asset sale, we believe that one avenue the board will explore will be to seek business combination opportunities with the public shell.  The two intended director-appointees listed in this proxy statement, Mr. Fred Burstein and Mr. Andrew Ecclestone, are currently on the board of directors of another public shell company, Tempco, Inc.

In connection with its fairness opinion, Greene Holcomb & Fisher did not perform any analysis that attempted to value the “public shell” and made no representation that the “public shell” had any value.

There are restrictions under SEC rules that specifically apply to “shell companies.”  First, holders of restricted securities that are issued while we are a shell company may not re-sell them pursuant to SEC Rule 144 for a period of one year after we cease to be a shell and have filed the necessary report with the SEC to that effect.  Also, by virtue of being a shell company, we will be disqualified from using a short form of registration statement (S-8) for the issuance of employee stock options.

Technology Assets

Upon closing of the asset sale, we will continue to own certain technologies and intellectual property in our wholly-owned subsidiary, PBI Technology, Inc.  These technologies include our isothermal DNA amplification method (LIDA), our Cell Viability technology, and our Osteopatch™ and Saliva Sac® diagnostic devices.

During fiscal 2004, we wrote off the value of these assets from our financial statements, because we determined that, without significant expenditure of funds and development efforts, we may not be able to successfully develop these technologies and they may not generate revenue, and accordingly the value of these assets may not be recoverable over their remaining useful lives.  Since 2005, we have not pursued further development or commercialization of these technologies.  None of these products or technologies is market-ready and all require additional testing and regulatory approvals before they can be brought to market.

Based on prior assessments, our board of directors previously believed that these technology assets, although unproven, were potentially useful technologies and with funding could potentially be developed and commercialized.  We have not done any recent analysis on these assets and cannot predict whether there is any potential value or use for these technology assets.  These assets are part of the collateral under our secured debt, and we have not obtained separate financing for development of these assets.  Upon closing the asset sale, these assets will be released from the security interest, and will be unencumbered.  We cannot predict whether these assets will have any value, will receive financing, or whether any development or commercialization efforts will be successful.

In connection with its fairness opinion, Greene Holcomb & Fisher did not perform any analysis that attempted to value these technology assets, and made no representation that these assets had any value.

Risk Factors to be Considered by Stockholders

There are many factors that our stockholders should consider when deciding whether to vote to approve the asset sale and the other proposals.  Such factors include those risk factors set forth below and those risk factors set forth in our other filings with the SEC.

If we do not complete the asset sale, we will need additional financing to continue funding our operations.

We had net operating losses in fiscal 2010 and expect to have net operating losses in fiscal 2011.  Through the first nine months of fiscal 2011, our cash and cash equivalents decreased by approximately $585,000.  We may not be able to reverse this trend and we may not become profitable.   If we do not generate additional revenue from operations or significantly reduce our expenses, we will run out of cash.  As reported in our quarterly report on Form 10-Q for the quarter ended March 31, 2011, we believe that our cash, current assets and cash flows from operations will be sufficient to fund current operations through December 31, 2011.  We anticipate that we will need additional financing to fund our ongoing operations.  We have not been successful in finding available sources of financing (other than our loan with a then-member of our board).  We may not be able to obtain additional capital on acceptable terms, or at all.  The terms of financing we find may be on unfavorable terms and may be dilutive to our stockholders.  If we do not obtain financing in sufficient amounts and when needed, our business, operations, liquidity and financial condition will be materially and adversely affected.

Stockholders will not get any distribution from the asset sale, and may never get any return of value

We do not intend to distribute to stockholders ANY cash proceeds from the asset sale.  Rather, we intend to retain the cash in the company to fund our future business activities, and any future decision for the use of those funds will be made by the board of directors in office following the asset sale.  Stockholders do not have appraisal rights in connection with the asset sale.  Stockholders will not receive any liquidity from the asset sale and the only return to them will be based on any future appreciation in the stock price (or upon a future sale or liquidation of the company).  Much depends on the future business of the company, including the success or failure in development and commercialization of the remaining technology assets or the terms of any reverse merger or acquisition of an operating business.  There are no assurances that the company will ever be successful.  Current stockholders may never get a return on their investment.

We may not receive any competing offers to buy the assets because of the termination fee payable to Emerald Star.

The asset purchase agreement requires us to pay Emerald Star of $350,000 if we terminate the agreement to pursue a “superior proposal.”  The amount of this termination fee may have the effect of causing other potential third-party buyers to not submit a proposal to us to buy the assets at a higher price.

Stockholders will have no continuing rights or interest in our laboratory business being sold to Emerald Star.

If Emerald Star is successful in operating our laboratory business or ultimately sells the business to a third party at a profit, current stockholders will not be entitled to receive profits or return.  All such benefits will accrue solely to the owners of Emerald Star, including Mr. Helm.

We have a conflict of interest by selling the assets to an affiliate of our Chief Executive Officer.

We have significant conflicts of interest in this transaction.  Although we believe we acted appropriately in reviewing and approving this transaction, because Mr. Helm is on the other side of this transaction, there are risks that we were influenced in agreeing to certain terms that we might otherwise not have agreed to with a third party buyer.

There are risks of being a “shell company”

There are risks to stockholders by being part of a shell company.  Liquidity and trading of the common stock may be limited and may be subject to significant fluctuations based on actions of stock manipulators (which is a current risk that Pacific Biomarkers faces by virtue of being a penny stock company).  In addition, the reverse merger transaction by which the shell company acquires an operating business often results in significant dilution to stockholders of the public shell.  The SEC’s Investor Bulletin (June 9, 2011) sets forth additional sample risk factor disclosure that some public shell or reverse merger companies have used in their SEC filings (see http://www.sec.gov/investor/alerts/reversemergers.pdf).  The SEC’s Investor Bulletin included a list of risk factors that the SEC identified as common risks disclosed by reverse shell companies.  Although many of those risk factors do not currently apply to us, stockholders should be aware that one or more of these may apply in the future if the company becomes a public shell and completes a reverse merger.  We encourage all stockholders to review the SEC’s Investor Bulletin in its entirety.

THE ASSET PURCHASE AGREEMENT

The following summary of the terms of the asset purchase agreement is qualified in its entirety by reference to the full text of the asset purchase agreement, a copy of which is attached to this proxy statement as Annex A.  This summary may not contain all of the information about the asset sale that is important to you.  We encourage you to read carefully the asset purchase agreement in its entirety.

Structure

The asset purchase agreement was entered into by our parent company (Pacific Biomarkers, Inc., a Delaware corporation), and by our wholly-owned subsidiary (Pacific Biomarkers, Inc., a Washington corporation).  The asset purchase agreement involves the sale of substantially all of our assets and liabilities that are related to our core business of providing specialty reference laboratory services and clinical biomarker services to support pharmaceutical and laboratory diagnostic manufacturers in the conduct of human clinical research, for use in their drug and diagnostic product development efforts.  We operate our core business primarily through our wholly-owned subsidiary, Pacific Biomarkers, Inc., a Washington corporation.

Following the asset sale, our parent company and each of our subsidiaries will continue in existence.  Our parent company (currently Pacific Biomarkers, Inc.) will continue as a public company under a new name, although we will be considered a “shell company” under applicable rules of the Securities and Exchange Commission.  We expect that our common stock will continue to be quoted for trading on the OTC Bulletin Board prior to and upon consummation of the asset sale, under a new stock ticker symbol.

Closing Date

The closing date for the asset sale will be on the first business day following the day on which all conditions to closing in the asset purchase agreement have been satisfied or waived, or on another date as agreed by Emerald Star and us.  We currently expect to complete the asset sale in August 2011.  However, we cannot assure you when, or if, all the conditions to completion of the asset sale will be satisfied or waived. See “– Conditions to the Asset Sale” below.

Cash Consideration

The total cash consideration payable by Emerald Star in the asset sale is $2,500,000, less the amount of transaction expenses that we incur.  See “– Transaction Expenses” below for a discussion of our estimated transaction expenses.

The asset purchase agreement does not require any advance payment or earnest money deposit from Emerald Star for the purchase price.  We have no indemnification obligations under the asset purchase agreement, and there is no escrow account for the net cash proceeds to be paid to us.

We will retain the net cash proceeds from the asset sale, and do not intend to make any cash distributions to stockholders upon closing the asset sale.  Instead, we intend to retain the cash to fund our future business activities.  Stockholders may never receive any cash or other distribution from the asset sale.

Transaction Expenses

Our transaction expenses generally encompass all of our costs and expenses in connection with the negotiation, execution and delivery of the asset purchase agreement, and the consummation of the asset sale.  These expenses include fees and costs of (a) our financial advisor who provided a fairness opinion to us on this transaction, (b) our legal counsel and accountants, (c) this proxy statement and holding the special meeting, and (d) our allocated share of taxes due on the asset sale.  We currently estimate that the transaction expenses will not exceed $200,000.

Below is our current estimate of our transaction expenses:

Financial advisor fee – Greene Holcomb & Fisher, LLC	$58,500
Legal fees (including negotiation of asset purchase agreement, preparation of this proxy statement and closing of the asset sale)	54,000
Printing and mailing of this proxy statement	3,000
Costs of special meeting and transfer agent fees	1,000
Federal and state taxes	30,000
Accounting fees	2,000
SEC filing fee	500
Other fees	1,000

TOTAL	$150,000

The asset purchase agreement expressly provides that transaction expenses do not include any employee salaries, benefits, severance or other employee liabilities that we pay or discharge prior to closing.  In addition, as disclosed earlier in this proxy statement, our transaction expenses will not include the costs of the D&O tail insurance or any withholdings taxes or other costs in connection with the vesting on the restricted stock, which will be paid from our current cash assets.  See “– Interests of Our Directors and Executive Officers in the Asset Sale.”

A significant variable in our transaction expenses are our legal fees in connection with this proxy statement and closing the asset sale.  If we receive extensive comments from the SEC on this proxy statement, we will incur legal expense that may exceed our estimate for our attorneys in reviewing and responding to those comments.  We cannot predict the extent or nature of SEC review of this proxy statement or the amount of additional legal expense that we may incur.

There is no cap on our transaction expenses and the actual amount of transaction expenses may be more than $200,000, which will reduce the amount of net proceeds we receive.

Assets to be Sold to Emerald Star

We have agreed to sell to Emerald Star all of our rights in all of the assets used in connection with or otherwise related to our specialty reference laboratory services and clinical biomarker services business.  These assets include tangible or intangible assets, real, personal or mixed assets, wherever located.  Specifically, the assets we have agreed to sell include all of our rights in the following:

•           contracts;
•           equipment;
•           software;
•           real property and fixtures;
•           permits;
•           intellectual property (including our name);
•           website and phone numbers;
•           cash;
•           receivables;
•           credits, prepaid expenses and deposits;
•           books and records;
•           insurance;
•           employee benefit plans;
•           other rights; and
•           goodwill.

Notwithstanding the foregoing, we are retaining and not selling certain assets, as follows:

•	corporate records, stock transfer records, tax returns, and other tax and accounting records;

•	personnel records for any employee not hired by Emerald Star;
•	tax refunds, rebates and governmental charges, and net operating loss carryforwards;
•	any assets (including all intellectual property), rights and claims held by or in Bioquant, Inc. or PBI Technology Inc.;
•	any capital stock in our subsidiaries (Pacific Biomarkers, Inc. (WA), Bioquant, Inc. or PBI Technology Inc.); and
•	our equity incentive plans and any stock option or restricted stock agreements.

Liabilities to be Assumed by Emerald Star

Emerald Star has agreed to assume, at closing of the asset sale, certain of our debts, liabilities and obligations and to discharge or perform them when due.  These liabilities include the following:

•	all liabilities relating to the assets being sold;
•	all liabilities accruing and relating to our laboratory business prior to the closing date, including:
•           accounts and notes payable;
•           trade payables;
•           indebtedness;
•           taxes;
•           employee liabilities; and
•	all liabilities relating to our secured loan with Terry Giles (outstanding principal balance of approximately $3.1 million as of June 1, 2011).

Notwithstanding the foregoing, Emerald Star is not assuming, and we are retaining, the following liabilities:

•	any liabilities relating to the assets that we are retaining and not selling to Emerald Star; and
•	any liabilities for taxes for any period prior to the closing date relating to the excluded assets or any business other than the business being sold to Emerald Star.

Representations and Warranties

The asset purchase agreement contains only limited representations and warranties made by us to Emerald Star.  In particular, we made no representations and warranties as to the assets being sold, and those assets are being sold “AS IS, WHERE IS.”  These representations are dramatically less than the representations we would typically be expected to make in a sale to a third-party buyer.  Our representations and warranties consist only of the following:

•           our corporate existence and corporate power and authority;
•           authorization and validity of the asset purchase agreement; and
•           enforceability of the asset purchase agreement.

In addition, Emerald Star made certain representations and warranties to us, including the following:

•           its existence and limited liability company power and authority;
•           authorization and validity of the asset purchase agreement;
•           enforceability of the asset purchase agreement;
•           the lack of any required approvals by Emerald Star;
•           its due diligence investigation of the assets; and
•           the availability of financial resources to pay the cash consideration.

Covenants

Employee Matters

Emerald Star agreed that it will offer employment to all of our employees who are actively employed in our laboratory services business.  We do not have any employees other than those employed in our laboratory services business.  The asset purchase agreement does not specify the terms of any offers of employment, but we believe that offered compensation and other terms will be substantially the same as currently provided to our employees.  At closing, we will terminate employment of all employees who accept the offers of employment with Emerald Star.  We do not expect any employee to reject the offer of employment.

Emerald Star has also agreed to assume all employee liabilities for all of our employees that remain outstanding as of the closing.  To this end, we have agreed to use our reasonable best efforts to discharge and pay any employee liabilities prior to closing.  To the extent that we pay these employee liabilities, these expenses will not be considered “transaction expenses” and will not reduce the amount of cash consideration we receive in the asset sale.  Employee liabilities include all salaries, bonuses and other compensation arrangements, accrued payroll and payroll-related taxes, accrued expenses, employee benefits, sick pay or accrued vacation, and severance payments.

Emerald Star has agreed to offer group health plan coverage to all of our employees that it hires, on substantially the same coverage as we currently provide.  In addition, each of our employees who is hired by Emerald Star will get credit under Emerald Star’s vacation and sick leave policy with the full amount of unused and unpaid vacation leave and sick pay accrued as of the closing.

Taxes

We have agreed with Emerald Star to split on a 50-50 basis all transfer, sales and other taxes and charges in connection with the asset sale.  Our 50% share of these taxes will be considered a transaction expense and will reduce the amount of cash consideration we receive in the asset sale.  We will be entitled to keep any tax refunds or credits for any taxable period ending prior to the closing date.

Non-Competition

We have agreed to a non-competition covenant with Emerald Star that we will not engage in or carry on any business that is directly competitive with the business we are selling to Emerald Star.  This non-competition covenant begins on the closing of the asset sale and lasts for three years and applies anywhere in the United States.

Name Change

We agreed to change our corporate name, effective upon the closing of the asset sale, to a new name that does not contain and is not similar to “Pacific Biomarkers,” “Pac Bio,” “PBI,” “PBMC,” or any derivatives thereto, or any of our other trade names.  In addition, we agreed to apply for a new trading symbol for our common stock following closing.

Other Covenants

The asset purchase agreement contains additional agreements between us and Emerald Star relating to, among other things:

•
cooperating in preparing and filing this proxy statement with the SEC, and responding to any comments from the SEC, the accuracy of the information contained in this proxy statement, and mailing the proxy statement to all stockholders, and calling and holding the stockholders meeting;

•	cooperating in obtaining all necessary third-party consents and approvals, including consents to assignment of any contracts, in connection with the asset sale;
•	coordinating press releases and other public announcements relating to the asset sale; and

•	using commercially reasonable efforts to take additional action as necessary to effect the asset sale.

Closing Conditions

Our obligation to complete the asset sale is subject to the satisfaction or waiver of the following conditions:

•	approval of the asset purchase agreement by the holders of a majority of the outstanding shares of our common stock;
•	our receipt of all required third-party approvals;
•	the representations and warranties that Emerald Star made in the asset purchase agreement must be true and correct in all material respects;
•	Emerald Star must have performed, in all material respects, all of its obligations in the asset purchase agreement that are required to be performed at or prior to the closing;
•	the absence of any applicable court order, injunction, decree or other restraint preventing the completion of the asset sale.

Emerald Star’s obligation to complete the asset sale is subject to the satisfaction or waiver of the following conditions:

•	approval of the asset purchase agreement by the holders of a majority of the outstanding shares of our common stock;
•	our receipt of all required third-party approvals;
•	the representations and warranties that we made in the asset purchase agreement must be true and correct in all material respects;
•	we must have performed, in all material respects, all of our obligations in the asset purchase agreement that are required to be performed at or prior to the closing; and
•	the absence of any applicable court order, injunction, decree or other restraint preventing the completion of the asset sale.

Superior Proposal

We are not restricted under the terms of the asset purchase agreement from soliciting, initiating, encouraging or responding to any inquiries with respect to or the making of any alternative proposal to acquire our assets or our company.

If we receive (at any time prior to the special meeting) a bona fide written proposal from any third party regarding an actual or potential acquisition proposal, and if our board of directors determines in good faith that such proposal is, or is reasonably expected by the board, to result in, a “superior proposal” (as described below), we agreed to the following:

•
we will provide four business days advance written notice to Emerald Star that we have received a superior proposal (which notice shall specify the material terms and conditions of such superior proposal and identify the person making such superior proposal);

•	Emerald Star will have a reasonable opportunity to make such adjustments in the terms and conditions of its asset purchase agreement in response to the superior proposal;
•	after such four-day period, we will be permitted to provide information the third party and to engage in negotiations on the acquisition proposal; and
•	if the board determines to approve the superior proposal, to terminate the asset purchase agreement with Emerald Star and enter into a new acquisition agreement with the third-party offeror.

If we terminate the asset purchase agreement with Emerald Star to pursue a superior proposal, we will be obligated to pay a $350,000 termination fee to Emerald Star.

A “superior proposal” means any acquisition proposal that our board of directors determines, in its good faith judgment, after consultation with our independent financial advisors, to be more favorable to our stockholders from a financial point of view than the transactions provided for in the asset purchase agreement (taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and other aspects of such proposal).

Termination Rights

We and Emerald Star may agree in writing to terminate the asset purchase agreement at any time without completing the asset sale, even after our stockholders have approved the asset sale.  The asset purchase agreement may also be terminated at any time prior to closing under specified circumstances, including:

•	by either us or Emerald Star, if:
•
the asset sale has not been completed by September 30, 2011 (the “end date”); provided that neither party may terminate if such party’s failure to fulfill any of its obligations under the asset purchase agreement is a principal reason that the asset sale has not occurred on or before the end date;

•	any court order, injunction, decree or other restraint preventing completion of the asset sale has become final and non-appealable; or
•	our stockholders do not approve the asset sale at the special meeting.

•
by Emerald Star, if we breach any representation, warranty, covenant or agreement made by us in the asset purchase agreement, and such breach is not or cannot be cured within 30 days after Emerald Star gives us written notice of the breach.

•	by us, if:
•
Emerald Star breaches any representation, warranty, covenant or agreement made by it in the asset purchase agreement, and such breach is not or cannot be cured within 30 days after we give written notice of the breach to Emerald; or

•	in connection with a superior proposal.

Termination Fee

We will be obligated to pay a $350,000 termination fee to Emerald Star only in the event that we terminate the asset purchase agreement to pursue a superior proposal.

Emerald Star will be obligated to pay a $350,000 termination fee to us upon either of the following:

•	if Emerald Star withdraws its acquisition proposal at any time prior to September 30, 2011; or
•	if Emerald Star terminates the asset purchase agreement because of a breach by us of any representation, warranty, covenant or agreement made by us.

Costs

The asset purchase agreement provides that the parties will be responsible for their own costs and expenses incurred in connection with the asset sale, regardless of whether the asset sale closes.  We have agreed with Emerald Star to split on a 50-50 basis all transfer, sales and other taxes in connection with the asset sale.  Any costs that we incur (other than employee liabilities) will be treated as transaction expenses and will reduce the amount of cash consideration that we receive.

Amendments to Asset Purchase Agreement

Subject to the provisions of applicable law, we and Emerald Star may at any time modify or amend the asset purchase agreement by a written agreement executed and delivered by our duly authorized officers.  However, after our stockholders approve asset sale at the special meeting, we will not make any amendment that requires further approval by our stockholders without first seeking the approval of our stockholders.

PROPOSAL 2 – AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY UPON CLOSING OF THE ASSET SALE

Our corporate name is currently “Pacific Biomarkers, Inc.,” as stated in our Amended and Restated Certificate of Incorporation.

Name Change Required for Asset Sale

The asset sale includes the sale of our corporate name, as well as our trade names, stock ticker symbol, and other trademarks used in our business, and all associated goodwill.  Accordingly, it is a condition to the asset sale that we amend our Certificate of Incorporation to change our corporate name.

Conditioned upon Closing of Asset Sale

The amendment to our certificate of incorporation to change our name is conditional and will be effective only upon the closing of the asset sale.  If the asset sale does not occur, the amendment will not be made and our name will not change.

Implementation of Name Change

If the amendment is adopted by stockholders and if the asset sale is consummated, Article 1 of our Certificate of Incorporation will be amended to read as follows:

“The name of the Corporation is “[___________________________]”

Such amendment would become effective on the closing date of the asset sale, or such other agreed by us and Emerald Star, as set forth in a Certificate of Amendment to our Certificate of Incorporation to be filed with the Secretary of State of Delaware.

Effect on Stockholders

The change of name will not effect in any way the validity or transferability of stock certificates outstanding at the time of the name change.  We expect that our common stock will continue to be quoted for trading on listed on the OTC Bulletin Board prior to and upon consummation of the asset sale, under the new name and a new ticker symbol.   After stockholder approval of the name change, we will submit notification to FINRA of the name change, pursuant to their requirements.  In connection with the required notification, FINRA will assign a new ticker symbol for our common stock.

Following implementation of the amendment, stockholders may continue to hold their existing stock certificates or receive new certificates reflecting the name change by delivering their existing certificates to our transfer agent.  Stockholders will not be required to tender their old stock certificates in exchange for new certificates with the new name. Stockholders should not destroy any stock certificates and should not deliver any stock certificates to the transfer agent until after the effectiveness of the name change.

Required Vote

Approval of the amendment to our Certificate of Incorporation to change our name requires the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock.

Recommendation of Our Board of Directors

The board of directors recommends a vote “FOR” Proposal 2.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 24, 2011, certain information regarding the beneficial ownership of our common stock by the following persons or groups:

•	each person who, to our knowledge, beneficially owns more than 5% of our common stock;
•	each Named Executive Officer identified in the Executive Compensation table below;
•	each of our current directors;
•	all of our directors and executive officers as a group; and
•	each of the two director appointees listed in this proxy statement.

As of June 24, 2011, there were 16,909,501 shares of common stock issued and outstanding.

	Amount and Nature of Beneficial Ownership (1)
Name and Address	No. of Shares	Stock Options and Warrants Exercisable within 60 days of June 24, 2011	Total Common Stock Beneficially Owned		Percentage Ownership

Current Officers and Directors (2):
Ronald R. Helm	711,868	741,272	1,453,140		8.2%
Elizabeth T. Leary, Ph.D.	79,398	224,253	303,651		1.8
Michael P. Murphy, Ph.D.	51,000	156,444	207,444		1.2
Mario R. Ehlers, Ph.D.	36,500	141,039	177,539		1.0
Richard W. Palfreyman	42,500	84,400	126,900		**
Curtis J. Scheel	42,500	37,639	80,139		**
Stanley L. Schloz	539,460	12,639	552,099	(3)	3.3
Kenneth R. Waters	152,932	150,543	303,475	(4)	1.8
All current directors and executive officers as a group (9 persons)	1,708,908	1,657,673	3,366,581		18.1

Director Appointees:
Fred Burstein (5)	359,949	—	359,949		2.1
Andrew Ecclestone (6)	—	—	—		—

5% Owners:
Anthony Silverman (7) 7625 E. Via Del Reposo Scottsdale, AZ 85258	1,868,179	—	1,868,179		11.1

**           Less than one percent
(1)
This table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, to our knowledge, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned.  Options and warrants exercisable within 60 days of June 24, 2011, are shown separately in the column titled “Stock Options and Warrants Exercisable within 60 days of June 24, 2011.

(2)	The address of each of our current officers and directors is c/o Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, WA 98119.
(3)	Includes 272,034 shares held in a family trust, 6,500 shares held by a corporation controlled by Mr. Schloz and 22,500 shares of common stock held by Mr. Schloz’s wife.
(4)	Includes 16,667 shares held in a family trust for which Mr. Waters is a co-trustee with his wife.

(5)
The address for Mr. Burstein is 8913 Minnehaha Circle So., Minneapolis, MN 55403.  Pursuant to SEC rules, the shares listed as being beneficially owned by Mr. Burstein include 7,500 shares held by his wife, but does not include 3,000 shares held by his adult son who lives in a separate household.  Mr. Burstein disclaims beneficial ownership over all shares held by his wife and his son.

(6)	The address for Mr. Ecclestone is 69 Lord Seaton Road, North York, Ontario, Canada.
(7)	The number of shares listed as being owned by Mr. Silverman is based on information provided by Mr. Silverman.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors currently consists of six directors, four of whom are considered independent.  The roles and responsibilities of the board are as set forth by Delaware corporate law, which includes providing general oversight of management and setting strategic direction for the company.  Our board held five meetings in fiscal 2011.

Director Independence

Our board of directors has determined that four of our non-employee directors (Mario Ehlers, Richard Palfreyman, Curtis Scheel and Stanley Schloz), collectively constituting a majority of our board, are “independent” within the meaning of the listing standards of The Nasdaq Stock Market.  In addition, our board has made a subjective determination as to each of the foregoing individuals that no relationships exist that, in the opinion of our board, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director.

During fiscal 2011, Paul G. Kanan also served on the board of directors until his resignation from the board on February 26, 2011.  Prior to his resignation, Mr. Kanan also satisfied the independence standards of the Nasdaq listing rules.

Board Leadership Structure

Ronald R. Helm, our Chief Executive Officer, currently also serves as our Chairman of the board.  We have not established a written position description for our Chairman of the board; rather, a primary function of that position is to set the agenda for and lead board meetings.  We believe the combined Chairman / Chief Executive Officer position has certain advantages over other board leadership structures, and is appropriate for a company of our small size.  In particular, we believe that the present structure best meets our current needs because

●	it facilitates efficient and effective communication between management and non-employee members of the board;
●	it provides clarity for our stockholders on corporate leadership and accountability; and
●
Mr. Helm’s direct involvement in our business and management of our day-to-day operations provides him with the best knowledge of our strategy, operations and financial condition, and makes him best positioned to lead productive board sessions.

Our board does not have an independent lead director.

Board Oversight of Risk

Our board of directors actively evaluates risks inherent in our ongoing business by reviewing, among many other things, our financial position, operating performance, market opportunities and exposures, management conduct, customer credit exposure, supplier risks, financial controls and procedures, employment practices and information and physical security.  We conduct these activities in conjunction with management, through quarterly board of directors’ meetings, ongoing activities of our board committees and informal director communications on relevant topics.  Our committees include an audit committee overseeing accounting and financial issues and risks, a compensation committee reviewing leadership performance and compensation, a governance committee assessing board activities and performance and corporate governance issues, and a science & technology committee providing insights and strategic direction for our current and future market offerings.

Board Committees

Our board of directors has standing audit, compensation, governance and science & technology committees.  Each committee has the power to engage independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of our board of directors or any of our officers.  Our board has adopted a written charter for each of its committees, and the current versions of the charters are available on our website at www.pacbio.com/investors/board-committees.php.

Audit Committee	4 meetings in fiscal 2011

The audit committee represents the board of directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices. The committee has general responsibility for reviewing with management the financial and internal controls and the accounting, auditing and reporting activities of our company and our subsidiaries. The committee annually reviews the qualifications and objectivity of our independent auditors, is responsible for selecting, retaining or replacing our independent auditors, reviews the scope, fees and result of their audit, reviews and approves any non-audit services and related fees, is informed of their significant audit findings and management’s responses thereto, and annually reviews the status of significant current and potential legal matters. The audit committee reviews the quarterly and annual financial statements and recommends their acceptance to the board of directors. The audit committee also has authority for selecting and engaging our independent auditors and approving their fees.

The audit committee consists of three directors, currently Richard Palfreyman (Chair) and Curtis Scheel.  The board has determined that Mr. Palfreyman is qualified as an “audit committee financial expert” within the meaning of SEC regulations based on his accounting and related financial management expertise. Each of the directors serving on the audit committee during fiscal 2011 is considered “independent” within the meaning of the Nasdaq listing standards.

Compensation Committee	2 meetings in fiscal 2011

The compensation committee annually reviews and establishes both the cash and non-cash components of compensation and benefits provided to our Chief Executive Officer and other executive officers, as well as director compensation.  in addition, the compensation committee reviews and approves general policy matters relating to employee compensation and benefit programs, and our compensation committee administers our equity incentive plans.

The compensation committee has the power and authority of the board to perform the following duties and responsibilities:

●	review and evaluate the compensation and performance of our Chief Executive Officer and other executive officers, and determine executive officer compensation;
●	review and approve corporate and personal performance goals under our non-equity incentive programs for our Chief Executive Officer and other executive officers and our employees.
●	make recommendations to our board with respect to incentive stock options and restricted stock awards under our equity-based plans, and administer those plans;
●	review and recommend to the board director compensation levels and practices (including retainers, meeting fees, committee fees, and equity awards);
●	review and approve compensation arrangements for any potential new executive officers;
●	review and approve severance arrangements for any terminated executive officers; and
●	annually review and assesses the adequacy of the compensation committee charter and recommends any proposed changes to the board for approval.

In determining the appropriate level and mix of compensation for our executive officers (other than our Chief Executive Officer), the compensation committee considers the recommendations of our Chief Executive Officer, as well as changes in market trends.  With respect to compensation and benefits for our Chief Executive Officer, the compensation committee consider a variety of factors that it deems appropriate from time to time, including without limitation company performance and relative stockholder return, attainment of specified long- or short-term objectives, and management development.

In fiscal 2010, our management retained the services of Jacobsen, Betts & Company, a compensation consultant, to advise regarding employee and executive officer compensation.  This consultant was specifically engaged to review our employee salary matrix, rate position, scope and skill, to compare these to market and advise of market trends, and to recommend specific changes to position descriptions, qualifications and ratings, and otherwise to advise on our overall compensation system.  Based on the compensation consultant’s advice, management made recommendations to the compensation committee for setting executive officer compensation.  The role of the compensation consultant was purely advisory to our management and the compensation committee retained ultimate responsibility for its compensation-related decisions.  The compensation committee did not engage or otherwise meet with the compensation consultant or engage in any formal benchmarking.

The compensation committee consists of three directors, currently Stanley Schloz (Chair), Richard Palfreyman and Kenneth Waters.  Messrs. Schloz and Palfreyman are each considered “independent” within the meaning of the Nasdaq listing standards; however, Mr. Waters is not “independent” as he currently is an employee, serving as our Director of Strategic Planning.

Governance Committee	1 meeting in fiscal 2011

The governance committee’s role is (i) to identify qualified individuals to become board members, (ii) to determine the slate of director nominees for election or appointment to our board of directors (iii) to determine the composition of committees of our board of directors, (iv) to lead the board in its annual review of the board’s performance and (v) to review and evaluate corporate governance matters.

The governance committee consists of three directors, currently Curtis Scheel (Chair), Stanley Schloz and Kenneth Waters.  Each of Messrs. Scheel and Schloz is considered “independent” within the meaning of the Nasdaq listing standards; however, Mr. Waters is not considered “independent,” as he currently is an employee, serving as our Director of Strategic Planning.

Science & Technology Committee	1 meeting in fiscal 2011

In March 2010, the board established the science & technology committee to provide assistance to the Board in fulfilling its oversight responsibilities relating to:  (i) our research and development and technology strategies and initiatives; (ii) significant trends in science and technology and the potential impact of such trends on our business and operations; and (iii) ongoing protection of our intellectual property and scientific know-how.

The science & technology committee consists of three directors, currently Mario Ehlers (Chair), Curtis Scheel and Richard Palfreyman.  Each of these directors is considered “independent” within the meaning of the Nasdaq listing standards.

Director Attendance at Board and Committee Meetings

Directors meet their responsibilities by preparing for and attending board and committee meetings, and through communication with the Chief Executive Officer / Chairman, and other members of management on matters affecting us.  During the 2011 fiscal year, all directors were in attendance at more than 75% of the meetings held of the board and any committees on which they served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy requiring director attendance at our annual meeting of stockholders, however, all directors are encouraged to attend.  At the 2010 annual meeting of stockholders, Mr. Helm was the only one of our directors in attendance.

Executive Sessions

At each board and committee meeting, the non-employee directors have the opportunity to meet in executive session without members of management present.

Director Nomination Process

One of the functions of the governance committee is to make recommendations to our board of directors of candidates for election to the board, for recommendation and nomination to the stockholders.

In identifying candidates to be directors, the governance committee seeks persons it believes to be knowledgeable in our business or industry experience, or some aspect of it which would benefit our company.  The governance committee believes that the minimum qualifications for serving on our board of directors are that each director has an exemplary reputation and record for honesty and integrity in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters, have an ability to review and understand our financial and other reports, and to discuss such matters intelligently and effectively.  The governance committee also considers diversity, age, skills, professional backgrounds and experience, and such other factors as it deems appropriate given the current needs of the board of directors and our company, to maintain a balance of knowledge, experience and capability. The governance committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity or any other factor in order to determine the appropriate composition of the board.  The governance committee will take into account whether a candidate qualifies as “independent” under applicable SEC rules and Nasdaq listing requirements. If a nominee is sought for service on the audit committee, the governance committee will take into account the financial and accounting expertise of a candidate, including whether an individual qualifies as an “audit committee financial expert.” each candidate also needs to exhibit qualities of independence in thought and action.  Finally, a candidate should be committed to the interests of our stockholders, and persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our board.

Prior to the creation of the governance committee, candidates were traditionally recommended to the board by our Chief Executive Officer or one of the other directors, and there has not been a formal process for identifying new director nominees.

The director appointees listed in this proxy statement were recommended by certain stockholders.  The governance committee did not participate in the evaluation of the director appointees.

Policy on Stockholder Nomination of Directors

The governance committee is open to receiving recommendations from stockholders as to potential candidates it might consider. The governance committee gives equal consideration to all director nominees, whether recommended by our stockholders, management or current directors.

A stockholder wishing to submit a director nomination should send a letter to the governance committee, c/o Corporate Secretary, Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, WA  98119. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above; although satisfaction of such minimum qualification standards does not imply that the governance committee necessarily will nominate the person so recommended by a stockholder. in addition, for nominees for election to the board proposed by stockholders to be considered, the following information must be timely submitted with the director nomination:

•	the name, age, business address and, if known, residence address of each nominee;
•	the principal occupation or employment of each nominee;
•	the number of shares of our common stock beneficially owned by each nominee;

•	the name and address of the stockholder making the nomination and any other stockholders known by such stockholder to be supporting such nominee;
•	the number of shares of our common stock beneficially owned by such stockholder making the nomination, and by each other stockholder known by such stockholder to be supporting such nominee;
•	any other information relating to the nominee or nominating stockholder that is required to be disclosed under SEC rules in order to have a stockholder proposal included in our proxy statement; and
•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

Stockholder Communication to the Board

Stockholders who wish to send communications to our board of directors, or to a particular director or board committee, can send correspondence to our Corporate Secretary, c/o Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, WA  98119.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such correspondence must set forth the name and address of the stockholder, and must state the form of stock ownership and the number of shares beneficially owned by the stockholder making the communication.  Our Corporate Secretary will compile and periodically forward all such communication to the board of directors.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, controller and other employees performing similar functions.  A copy of the code of ethics is available on our website at www.pacbio.com/investors/corporate_governance.php.

COMPENSATION OF DIRECTORS IN FISCAL 2010

Management Directors

We do not pay directors who are also our employees any additional compensation for serving as a director, other than customary reimbursement of expenses.  This applies to Ronald R. Helm, our Chairman and Chief Executive Officer, and Kenneth R. Waters, our Director of Strategic Planning and Corporate Secretary.

Non-Employee Directors

We believe that compensation for non-employee directors should be at a level which is sufficient to attract talented and diverse individuals to serve on our board of directors.  We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors.

Director Compensation Table for 2010 Fiscal Year

The following table presents information about the compensation that was paid or earned during fiscal 2010 by our directors for their service on the board (other than Ronald R. Helm, our Chairman and Chief Executive Officer, whose compensation is presented in the Summary Compensation Table in this Proxy Statement as a “Named Executive Officer”).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
	($)	($)(1)(2)	($)(1)(2)	($)
Mario Ehlers	$13,750	$7,000	-	$20,750
Paul G. Kanan	17,500	7,000	-	24,500
Richard W. Palfreyman	23,125	7,000	-	30,125
Curtis J. Scheel	23,125	7,000	-	30,125
Stanley L. Schloz	22,500	7,000	-	29,500
Kenneth R. Waters (3)	—	—	—	—

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of their awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  For a discussion of the assumptions made in determining the valuations of these awards, see “Note 10.  Stock Incentive Plans and Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(2)	As of the end of the 2010 fiscal year, the Directors listed in the Director Compensation Table held the following aggregate number of stock awards and stock options:
●	Dr. Ehlers held 17,500 shares of restricted stock and 121,178 stock options.
●	Mr. Kanan held 30,000 shares of restricted stock and 178,245 stock options.
●	Mr. Palfreyman held 30,000 shares of restricted stock and 71,761 stock options.
●	Mr. Scheel held 30,000 shares of restricted stock and 25,000 stock options.
●	Mr. Schloz held 30,000 shares of restricted stock and zero stock options.
●	Mr. Waters held 39,000 shares of restricted stock and 113,043 stock options.
(3)	Mr. Waters is our employee, serving as our Director of Strategic Planning, and he receives no separate cash or equity compensation for serving on the Board of Directors.

Narrative to Director Compensation Table

We pay to our non-employee directors an annual retainer of $15,000 ($3,750 paid quarterly in connection with each quarterly Board meeting).  In addition, Committee members receive $2,500 annually ($625 paid quarterly) and Committee Chairs receive $5,000 annually ($1,250 paid quarterly).  Our Directors who are employees (Messrs. Helm and Waters) receive no compensation for serving as a director.

Non-employee directors are also eligible to receive awards of stock options or restricted stock under our equity compensation plans.  In fiscal 2010, we granted each non-employee director a restricted stock award for 17,500 shares.  In addition, non- management directors will be reimbursed their expenses associated with attending Board meetings.

We maintain liability insurance on our directors and officers.

TRANSACTIONS WITH RELATED PERSONS

Except as described below and except for the asset sale that is the subject of this proxy statement, no relationships or transactions existed or occurred between us and any of our executive officers, directors or nominees for director, or any affiliate of or person related to any of them, since the beginning of 2009 fiscal year of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

On September 1, 2009, we closed a $4 million term loan with Terry M. Giles, a then-member of our Board of Directors.  The loan is secured by a blanket security interest on our assets and the assets of our subsidiaries.  The loan bears interest at a fixed rate of 12.0% per annum, and was originally due and payable over 48 months with the first 8 months of payments being interest only ($40,000 per month, beginning September 30, 2009) and the remaining 40 months at a monthly payment of $121,822 of principal and interest.  We are obligated to pay a quarterly finance fee of $12,000 to Mr. Giles during the 48-month term of the loan.  In connection with and as required by the loan, on September 1, 2009, we repurchased 2,391,906 shares of common stock from Mr. Giles and certain other stockholders at a price of $0.70 per share, pursuant to a Stock Redemption Agreement. We received net loan proceeds of $2,325,666, after payment of the stock repurchase, but excluding our legal and other expenses for the transaction. Effective upon closing of the loan transaction, Mr. Giles resigned from our Board.  Mr. Giles is entitled to certain ongoing Board observation rights while the loan remains outstanding.

Our loan with Mr. Giles was approved by all of the members of Board (with Mr. Giles abstaining), and the Board determined that the terms of the loan transaction were more favorable than we could have obtained from an unaffiliated third party, and that the terms of the loan were fair to and in the best interest of our stockholders.

Subsequently, on October 1, 2010, we amended the loan with Mr. Giles to extend the term of the loan on a portion of the principal balance and to reamortize the loan, reducing the required monthly payment, as follows:  (i) for the remainder of the original 48-month term of the loan (thru August 31, 2013), we are required to make monthly payments of principal and interest in the amount of $104,644.68; (ii) for an extended 19 month term (thru March 31 , 2015), we are required to make monthly payments of principal and interest in the amount of $20,000.00; and (iii) on April 30, 2015, we are required to make a final balloon payment in the amount of $600,000.00.

All ongoing and any future related-party transactions have been and will be made or entered into on terms that are no less favorable to us than those that may be obtained from an unaffiliated third party.  In addition, any future related-party transactions must be approved by our Governance Committee or by a majority of the disinterested members of our Board of Directors.  If a related person proposes to enter into such a transaction with us, such proposed transaction must be reported to us, preferably in advance.

EXECUTIVE OFFICERS

Our executive officers are appointed by and serve at the discretion of the board of directors.  Our executive officers as of June 24, 2011 were as follows:

Name	Age	Position
Ronald R. Helm	60	Chairman, Chief Executive Officer and Director
Elizabeth Teng Leary, Ph.D.	63	Chief Scientific Officer
Michael P. Murphy, Ph.D.	56	Chief Operating Officer
John P. Jensen	55	Vice President and Controller

If the asset sale closes, all of our current executive officers will resign as officers of our company and will continue as employees of Emerald Star.  The reconstituted board of directors in office following the asset sale will be responsible for appointing new executive officers for the company.

Set forth below is biographical information for our current executive officers.

Ronald R. Helm
Mr. Helm has served as our Chairman, Chief Executive Officer and a Director since August 2002. From 1996 to August 28, 2002, Mr. Helm served as the Chairman and CEO of Saigene Corporation, and served on the board of directors of Saigene until January 2004. Mr. Helm was previously in a private law practice with the California law firm of Helm, Purcell & Wakeman. Mr. Helm was a Senior Vice-President and General Counsel for ComputerLand Corporation and also served as the Managing Director of ComputerLand Europe. Prior to that, Mr. Helm was the Associate Dean for Development and a Professor of Law at Pepperdine University School of Law. He received his B.S.Ed from Abilene Christian University and his J.D. from Pepperdine University School of Law.

Elizabeth Teng Leary, Ph.D., DABCC
Dr. Leary has served as our Chief Scientific Officer since 2000, prior to which Dr. Leary was our Vice President of Laboratory Services from 1998, and our Vice President and Director of our Laboratory Division from 1989 to 1998. In l989, Dr. Leary co-founded the Pacific Biometrics Research Foundation (PBRF), a non-profit corporation affiliated with us, and currently serves as the director of the CDC Cholesterol Reference Network Laboratory at PBRF (one of eleven such reference laboratories in the world). Prior to joining us, Dr. Leary served as a director of clinical chemistry and industry consultant for 13 years. She is past chair of the Pacific Northwest chapter of American Association for Clinical Chemistry (AACC) and the Lipids and Vascular Diseases Division of AACC, and past president of the North America Chinese Clinical Chemist Association. Dr. Leary has in depth experience in laboratory services in the support of both clinical diagnostic product research and pharmaceutical clinical trials, and actively consults with the pharmaceutical industries in biomarker testing in the areas of cardiovascular diseases, osteoporosis and diabetes. She has published over 80 articles in peer-reviewed journals and books and is a recipient of several grants and awards. Dr. Leary received her B.A. from the University of California at Berkeley and her Ph.D. in Biochemistry from Purdue University. She is a graduate of the post-doctoral training program in clinical chemistry at the University of Washington Department of Medicine. She is a diplomate of the American Board of Clinical Chemistry.

Michael P. Murphy, Ph.D., DABCC
Dr. Murphy was appointed as our Chief Operating Officer in October 2009. Previously, Dr. Murphy served as our Senior Vice-President, Operations since May 2005. From June 1999 to May 2005, Dr. Murphy served as Director, Laboratory Operations, Regional CMBP Account Executive, and Technical Director of Laboratory Corporation of America. He served as Director of Laboratory Services from 1998 -1999 at Pacific Biomarkers, Inc. before returning to the commercial clinical diagnostic laboratory industry. From November 1993 through November 1997, Dr. Murphy was Technical Director for Laboratory Corporation of America. Prior to 1993 he served as Laboratory Director for Eastern Maine Medical Center and Director, Professional Services at Compulab Corporation. His experience includes various environments such as clinical diagnostic, commercial reference, and clinical trial and research laboratories. His areas of expertise include technical and administrative laboratory operations, method standardization and quality assurance, laboratory consultation and support, information systems and laboratory automation. Research and clinical areas of interest include diabetes, infectious diseases, cardiovascular and oncology testing. Dr. Murphy received his B.S. from Xavier University and Ph.D. from The Ohio State University. He is a Diplomat of the American Board of Clinical Chemistry.

John P. Jensen
Mr. Jensen has served as our Controller since May 2005 and as a Vice President since July 2007. From May 2002 to March 2005, Mr. Jensen was Vice President, Operations for Utility, Inc., a privately held manufacturing company. From June 2000 to March 2002, Mr. Jensen was Director of Operations for Seattle Lab, Inc., a wholly owned subsidiary of BVRP, Inc., a French public company. Prior to 2000, Mr. Jensen has 22 years of experience in financial management in the manufacturing, professional service and retail medical supply sectors, holding senior management positions at Mountain Safety Research, Inc., a wholly-owned subsidiary of REI, Inc., and Karr, Tuttle, Campbell, P.S. Mr. Jensen holds a B.B.A. with a Minor in Mathematics from Eastern Washington University.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table shows for each of the two fiscal years ended June 30, 2010 and 2009, respectively, compensation awarded or paid to, or earned by, the following persons (the “Named Executive Officers”):

•           Ronald R. Helm, our Chief Executive Officer and Chairman;
•           Elizabeth T. Leary, Ph.D., our Chief Scientific Officer; and
•           Michael P. Murphy, Ph.D., our Chief Operating Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards(2) ($)	Nonequity Incentive Plan Compensation (1) ($)	All Other Comp. ($)		Total ($)

Ronald R. Helm	2010	$285,417	—	$88,000	$174,000	$56,250	$7,983		$611,650
Chief Executive Officer	2009	247,083	$15,000	20,500	42,480	32,750	7,067	(3)	333,021
and Chairman

Elizabeth T. Leary	2010	142,500	—	5,400	12,325	15,818	5,875		181,918
Chief Scientific Officer	2009	122,313	—	3,690	—	19,380	5,171	(4)	150,554

Michael P. Murphy	2010	170,231	—	15,000	12,325	21,852	7,351		226,759
Chief Operating Officer	2009	157,906	—	5,740	—	30,245	6,749	(5)	204,069

(1)
The amount listed under “Bonus” was paid as a discretionary bonus upon approval of the Compensation Committee. The amount listed under “Nonequity Incentive Plan Compensation” was paid as performance-based compensation upon approval of the Compensation Committee.

(2)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of such awards to the named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions made in determining the valuations of these awards, see “Note 10. Stock Incentive Plans and Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(3)
The amount listed under “All Other Compensation” in fiscal 2010 consists of $2,316 in life insurance premiums paid by us for Mr. Helm’s benefit and $5,667 in company-contributions for Mr. Helm’s account in the 401(k) plan.

(4)
The amount listed under “All Other Compensation” in fiscal 2010 consists of $2,133 of life insurance premiums paid by us for Dr. Leary’s benefit and $3,742 in company-contributions for Dr. Leary’s account in the 401(k) plan.

(5)
The amount listed under “All Other Compensation” in fiscal 2010 consists of $2,244 in life insurance premiums paid by us for Dr. Murphy’s benefit and $5,107 in company-contributions for Dr. Murphy’s account in the 401(k) plan.

Narrative Discussion of Summary Compensation Table Information

The following provides a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our Named Executive Officers.

Base Salary

Base salary is an important element of our executive compensation program and we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value. We also utilize base salaries to reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs, stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary annually at the end of each fiscal year, subject to the terms of his employment agreement. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee also annually reviews other executives’ salaries, with input from the Chief Executive Officer.

In determining base salaries, the Compensation Committee competitive trends, our overall financial performance and resources, our operational performance, and general economic conditions, as well as a number of factors relating to the particular executive officers, including their respective performance, and levels of their respective managerial and executive experience, ability and knowledge of the job.

Our employment agreement with Ronald R. Helm, Chief Executive Officer and Chairman, provided for a base salary of $250,000 per year during fiscal 2008. During fiscal 2010, the Compensation Committee approved an amendment to Mr. Helm’s employment agreement to increase his base salary to $300,000 per year, effective October 1, 2009. Mr. Helm’s base salary has been set at an amount that we believe to be generally consistent with the base salaries paid for Chief Executive Officers by other established, growth-oriented biotech companies.

Under our employment agreement with Dr. Elizabeth Leary, our Chief Scientific Officer, her original base salary was $190,000. Effective March 1, 2008, Dr. Leary’s base salary was reduced to $114,000 to accommodate an agreed upon reduction from full-time to 2/3rd time, and subsequently, effective March 1, 2009, Dr. Leary’s base salary was increased to $142,500 to accommodate an agreed upon increase to 3/4th time from 2/3rd time. Dr. Leary’s base salary has been set at an amount that we believe to be generally consistent with the base salaries paid by other established growth-oriented biotech companies for similar positions.

We do not have an employment agreement with Michael Murphy, our Chief Operating Officer. During fiscal 2010, Dr. Murphy was promoted to Chief Operating Officer from Senior Vice President of Operations, and we increased his salary commensurate with his new position to $174,190 annually from $158,355. We have set Dr. Murphy’s base salary at an amount that we believe to be generally consistent with the base salaries paid by other established growth-oriented biotech companies for similar positions.

Performance-Based Cash Compensation for Fiscal 2010

We have established annual performance-based incentive compensation plans to provide cash incentives designed to reward our executive officers and employees for achieving and surpassing certain financial goals that we set. We have three performance based plans – for our senior management team, our business development team and for all of our employees.

Our senior management incentive compensation plan provides for performance targets based upon company financial performance for the full fiscal year. For fiscal 2010, the two performance targets were $14.0 million in revenue and $1.6 million in operating profit. Under this plan, eligible executive officers could receive cash incentive compensation equal to a percentage of their yearly base salaries (up to a maximum of 10%) upon achievement of each financial target – 5% for the annual revenue target and 5% for the operating profit target. For fiscal 2010, neither the revenue target nor the operating profit target was achieved and none of the executive officers received any cash incentive compensation under this plan.

Our business development incentive compensation plan provides for performance targets based upon company financial performance. For fiscal 2010, the two performance targets were $14.0 million in revenue (determined on a quarterly basis) and $9.0 million in backlog (on the full fiscal year). Under this plan, eligible participants could receive cash incentive compensation equal to a percentage of their yearly base salaries (up to a maximum of 27.5%) upon achievement of each financial target – 4.5% for the annual backlog target, and within a range of 2.5-5.75% per quarter for an escalating quarterly revenue target. For fiscal 2010, the backlog target was achieved, but none of the quarterly revenue targets, and eligible participants received cash incentive compensation of 4.5% under this plan.

Our employee incentive compensation plan provides for performance targets based upon company financial performance. For fiscal 2010, the two performance targets were $12.0 million in revenue (determined on a quarterly basis) and $7.5 million in backlog (on the full fiscal year). Under this plan, eligible participants could receive cash incentive compensation equal to a percentage of their yearly base salaries (up to a maximum of 10%) upon achievement of each financial target – 2% for the annual backlog target, and 2% per quarter for the quarterly revenue target. For fiscal 2010, the backlog target was achieved, but none of the quarterly revenue targets, and eligible participants received cash incentive compensation of 2% under this plan.

Under Mr. Helm’s employment agreement, he is eligible for potential bonuses of up to 30% of his salary based on criteria determined by our Board, as follows: (a) up to a 10% bonus based on personal performance goals; and (b) up to a 20% bonus based on company performance goals – consisting of 10% under the senior management incentive compensation plan and 10% under the employee incentive compensation plan. With respect to his 10% personal performance goals, for fiscal 2010, we established performance goals upon achievement of certain personal and company goals as follows: a revenue target of $12.5 million (3%); completion of $3 million in financing (2%) and restructure of biomarkers division (5%). With respect to the 10% personal performance goals, the Compensation Committee awarded Mr. Helm 5% — 3% for partial achievement of the biomarkers restructure and 2% for the financing goal, but the revenue goal was not satisfied. With respect to the 20% company performance goals, the Compensation Committee awarded Mr. Helm a total of 2% under the incentive compensation plans.

Dr. Leary was eligible in fiscal 2010 to participate in the senior management incentive compensation plan and the all employee incentive compensation plan, and she received cash incentive compensation under these plans in the amount of 2% of her salary.

Dr. Murphy was eligible in fiscal 2010 to participate in the senior management incentive compensation plan and the all employee incentive compensation plan, and he received cash incentive compensation under these plans in the amount of 2% of his salary.

Stock Option and Restricted Stock Awards

Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of stock options or restricted stock to our executive officers and across our organization generally.

Under our 2005 Stock Incentive Plan, we may make awards of stock options or grants of restricted stock to our employees. Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Restricted stock awards do not require payment by the employee, but are treated as compensation and result in tax consequences to the recipient when the shares vest. Restricted stock awards provide employees with immediate rights as a stockholder, entitled to vote their shares, provided, however, that the shares are subject to forfeiture if the employee leaves employment with us before the shares vest. This also provides an incentive for the recipient to remain employed by us.

Pursuant to our employment agreement with Mr. Helm, on October 1, 2009, we awarded Mr. Helm stock options to purchase up to 200,000 shares of common stock at an exercise price of $0.88 per share, which was the current fair market value of the shares. The options have a term of 10 years and vest monthly over a period of three years. In addition, on October 1, 2009, we awarded Mr. Helm 100,000 shares of restricted stock at a market price of $0.88 per share, which vest on the fifth anniversary of the grant date. The restricted shares are subject to forfeiture if Mr. Helm’s employment is terminated prior to the vesting date.

On July 1, 2009, we awarded Dr. Leary stock options to purchase up to 25,000 shares of common stock at an exercise price of $0.60 per share, which was the current fair market value of the shares. The options have a term of 10 years and vest monthly over a period of three years. In addition, on July 1, 2009, we awarded Dr. Leary 9,000 shares of restricted stock at a market price of $0.60 per share, which vest on the fifth anniversary of the grant date. The restricted shares are subject to forfeiture if Dr. Leary’s employment is terminated prior to the vesting date.

On July 1, 2009, we awarded Dr. Murphy stock options to purchase up to 25,000 shares of common stock at an exercise price of $0.60 per share, which was the current fair market value of the shares. The options have a term of 10 years and vest monthly over a period of three years. In addition, on July 1, 2009, we awarded Dr. Murphy 25,000 shares of restricted stock at a market price of $0.60 per share, which vest on the fifth anniversary of the grant date. The restricted shares are subject to forfeiture if Dr. Murphy’s employment is terminated prior to the vesting date.

Limited Perquisites; Other Benefits

It is generally our policy not to extend significant perquisites to our executive officers beyond those that are available to our employees generally, such as company-matching on our 401(k) plan, short-term, long-term disability and life insurance, and health and dental benefits.

Employment Agreements

We have an employment agreement with Mr. Helm that was amended most recently as of October 1, 2010. During fiscal 2010, Mr. Helm’s compensation under this employment agreement was for a base salary of $300,000 and an annual bonus of up to 30% of his base salary, consisting of up to 20 percent based on the senior management goals and all-employee goals and 10% based on personal goals. The terms of his compensation were not changed as part of the most recent amendments. The employment agreement is for a term of three years, and continues through September 30, 2012, renewable upon mutual agreement of us and Mr. Helm. If we terminate the employment agreement without cause, Mr. Helm will be entitled to receive the unpaid salary and vacation for the remaining term of the agreement, plus any bonus earned as of the date of termination. In the event our company is sold, is the non-surviving party in a merger or completes a sale of substantially all of our assets, Mr. Helm will be entitled to receive an amount equal to two times his base annual salary, less any money that he receives from the buyer or surviving entity. Mr. Helm may terminate the agreement upon 30 days’ notice.

We have a letter agreement with Dr. Leary for her employment, which was originally entered into in 2004. It originally specified a base salary of $190,000 per year, with potential bonuses of 2.5% paid quarterly and 10% annual bonus based on criteria determined by our board of directors. Effective March 1, 2008, Dr. Leary’s base salary was reduced to $114,000 to accommodate an agreed upon reduction from full-time to 2/3rd time, and subsequently, effective March 1, 2009, Dr. Leary’s base salary was increased to $142,500 to accommodate an agreed upon increase to 3/4th time from 2/3rd time. Dr. Leary’s employment is at will and this letter agreement can be terminated at any time by us or her.

We do not have a written employment agreement with Dr. Murphy, and his employment is at will.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information about unexercised stock options and unvested stock awards held by each of the Named Executive Officers as of June 30, 2010.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities				Market
	Underlying	Underlying			Number	Value of
	Unexercised	Unexercised			of Shares	Shares of
	Options	Options	Option	Option	of Stock	Stock
	(#)	(#)	Exercise	Expiration	That Have	That Have
Name	Exercisable	Unexercisable	Price	Date	Not Vested	Not Vested
			($)		(#)	($)
Ronald R. Helm	340,000	-	0.81	01/30/2014	16,667	$5,667
	4,049	-	0.81	01/30/2014	20,833	7,083
	87,500	62,500	0.41	10/01/2018	82,018	27,886
	50,000	150,000	0.88	10/01/2019

Elizabeth T. Leary	21,922	-	0.51	08/27/2012	3,750	1,275
	157,887	-	0.81	01/30/2014	6,667	2,267
	8,333	16,667	0.60	07/01/2019

Michael P. Murphy	4,000	-	0.51	08/27/2012	5,833	1,983
	90,000	-	0.86	08/29/2015	18,519	6,296
	18,000	-	0.99	08/25/2016
	8,333	16,667	0.60	07/01/2019

Potential Payments Upon Resignation, Retirement, or Change of Control

Other than an employment agreement with Mr. Helm (as described above), we do not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change of control of the company.

Our 2005 Stock Incentive Plan provides for accelerated vesting of all unvested stock options and unvested restricted stock awards upon a change of control (as defined in the plan), irrespective of the scheduled vesting date for these awards.

Compensation Policies and Practices as they relate to Risk Management

Our Compensation Committee believes that our compensation practices are designed and implemented in a way that does not promote excessive risk-taking. Rather, we attempt to develop an overall compensation program that incentivizes our executive officers, as well as our employees generally, to achieve their objectives without encouraging them to take risky business decisions that could maximize short-term results at the expense of long-term value. We believe this is accomplished through the balance of various elements of our compensation program:

●
we use a mix of cash compensation and equity that is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity based compensation vesting over three to five years;

●
we use stock options and restricted stock awards that feature (a) vesting over a relatively long period (three to five years) and (b) annual grants so that there are multiple and overlapping vesting periods, helping to ensure that one period is not significantly more important to an individual than another;

●
the maximum annual compensation under our performance-based incentive compensation plans is capped at amounts we believe will incentivize the employees, but that will not promote risk taking. For fiscal 2010, we had caps of 10%, 27% and 10%, respectively, as a percentage of a participant’s annual base salary for bonus payments under our senior management, business development and all-employee incentive compensation plans;

●
performance targets are tied to several financial metrics, including revenues, backlog and operating profit, which are quantitative, measurable, and are aligned with stockholders’ interests, and based on our performance history, we believe the financial performance targets are reasonable and appropriate.

We recognize that with respect to the performance target for backlog under our incentive compensation plans, there is some measure of risk. Backlog is financial metric we use internally to track our business development efforts, and is calculated on signed contracts, as the anticipated revenues that may be realized in the future for work that has not yet been performed under those contracts. The risk with the backlog performance target is that the target is based solely on entering into a signed contract and there may be incentive to manipulate the timing for when an agreement gets signed merely to satisfy the target. We believe that backlog is an appropriate performance metric for us, because we want to encourage our business development team to be actively pursuing new work. We also believe that we have mitigated the risk by placing a reasonable cap on the incentive compensation (4.5% of base salary for our business development team for fiscal 2010), and we do not believe that the risk is reasonably likely to have a material adverse effect on us.

We intend to assess risk management issues in our compensation practices and policies on an ongoing basis. In particular, we are aware of various risk mitigation techniques used by other public companies (including clawback policies, stock ownership guidelines, and non-competitive provisions, among others). We will consider these and other risk management approaches as appropriate.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent public accountants, PMB Helin Donovan, LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing standards and to issue its report.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

Our independent accountants have provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent accountants, and upon the Audit Committee’s review of the representations of management and the report, written disclosures and letter from the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Richard W. Palfreyman
Curtis J. Scheel
Paul G. Kanan

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO SUCH FILING.

Selection of Independent Registered Public Accounting Firm

Our audit committee has selected the firm of PMB Helin Donovan, LLP, independent registered public accounting firm, to be our auditors for the fiscal year ending June 30, 2011. PMB Helin Donovan, LLP has served as our auditors since September 5, 2007. Representatives of PMB Helin Donovan, LLP are not expected to be present at the special meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit and audit-related services were pre-approved by the audit committee, which concluded that the provision of such services by PMB Helin Donovan, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. PMB Helin Donovan, LLP did not provide any tax services to us during fiscal 2009 or 2010. The audit committee’s charter requires that the committee review the scope and extent of audit services to be provided, including the engagement letter, prior to the annual audit, and review and pre-approve all audit fees to be charged by the independent auditors. In addition, all additional non-audit matters to be provided by the independent auditors must be pre-approved.

Audit and Related Fees for Fiscal 2010 and 2009

The following table set forth the aggregate fees billed by PMB Helin Donovan, LLP, our independent registered public accounting firm, for professional services rendered to us during the two fiscal years ended June 30, 2010 and 2009. The audit committee has considered these fees and services and has determined that the provision of these services is compatible with maintaining the independence of each firm.

	PMB Helin Donovan, LLP
	2010	2009
Audit Fees (1)	$93,048	$68,954
Audit Related Fees (2)	8,192	2,952
Tax Fees (3)	-	-
All Other Fees	-	-

(1)
“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-Q, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)
“Tax Fees” generally represent fees for tax compliance, tax advice and tax planning services, including preparation of tax returns. We did not engage PMB Helin Donovan for tax services during fiscal 2010 and 2009, and instead we use a third-party consulting firm.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like “expect,” “intend,” “may,” “might,” “should,” “believe,” “anticipate,” “expect,” “estimate,” or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. They are based on currently available information and current expectations and projections about future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the following:

•	we may be unable to obtain the required stockholder approval for the asset sale at the special meeting;
•	the conditions to the closing of the asset sale may not be satisfied, or the asset purchase agreement may be terminated prior to closing;
•
disruptions and uncertainty resulting from our proposed asset sale with a major customer may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	our estimate of transaction expenses may be inaccurate and we may receive less cash consideration.

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the asset sale after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact John P. Jensen, at 220 West Harrison Street, Seattle, Washington 98119, or by telephone at (206) 298-0068.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from or that adds to what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of July [__], 2011, the date indicated on the cover of this document, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting, it is intended that the persons named in the accompanying proxy will vote the shares represented by the proxies on each of such matters, in accordance with their best judgment.

By Order of the Board of Directors

Richard W. Palfreyman
Chairman of Transaction Committee

Seattle, Washington
July [__], 2011

ANNEX A

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated May 23, 2011, is entered into by and among PACIFIC BIOMARKERS, INC., a Delaware corporation (“Parent”), PACIFIC BIOMARKERS, INC., a Washington corporation (the “Company” and collectively with Parent, “Sellers”), and EMERALD STAR HOLDINGS, LLC, a Washington limited liability company (“Buyer”).  Parent, the Company and Buyer are each referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Parent, operating primarily through the Company, is engaged in the business of providing specialty reference laboratory services and clinical biomarker services to support pharmaceutical and laboratory diagnostic manufacturers in the conduct of human clinical research, for use in their drug and diagnostic product development efforts (the “Business”); and

WHEREAS, Buyer desires to purchase and assume from Sellers, and Sellers desire to sell, transfer and assign to Buyer, substantially all of Sellers’ assets and liabilities relating to the Business, as more particularly set forth herein (the “Transaction”); and

WHEREAS, the Boards of Directors of Parent and the Company (i) have determined that the Transaction is fair to and in the best interest of Parent and its stockholders and the Company and its shareholder, respectively, and (ii) have approved and adopted this Agreement and the Transaction as contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.           PURCHASE AND SALE

1.1         Purchase and Sale of Transferred Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer AS IS, WHERE IS, and Buyer shall purchase from Sellers all of Sellers’ right, title and interest, as of the Closing Date, in and to all of the assets used, held for use in connection with or otherwise related to the Business, whether tangible or intangible, real, personal or mixed and wherever located, except for the Excluded Assets (collectively, the “Transferred Assets”), including all of such right, title and interest in and to the assets listed on Schedule A.

1.2         Excluded Assets.  Notwithstanding anything herein to the contrary, from and after the Closing, Sellers shall retain all of its existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the assets listed on Schedule B and any other business or assets of Sellers that are unrelated to the Business (collectively, the “Excluded Assets”).

1.3         Assumption of Liabilities by Buyer. On the terms and subject to the conditions set forth herein, from and after the Closing, Buyer shall assume and discharge or perform when due all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown (collectively, “Liabilities”) (a) related to the Transferred Assets, (b) accruing and relating to the Business prior to the Closing Date (including all accounts and notes payable, trade payables, indebtedness, taxes, and Employee Liabilities (defined in Section 4.4(b) below), or (c) relating to that certain Loan and Security Agreement between Parent and Terry M. Giles, dated as of September 1, 2009, as amended, and the associated promissory note (collectively, the “Assumed Liabilities”), excluding only the Excluded Liabilities.

1.4         Excluded Liabilities.  Sellers shall retain and be responsible for all Liabilities that are not Assumed Liabilities (collectively, the “Excluded Liabilities”), consisting of the following:  (a) Liabilities relating to the Excluded Assets; and (b) Liabilities for Taxes for any period prior to the Closing Date arising from or relating to the Excluded Assets or any other business of Sellers.

1.5         Purchase Price.

(a)           On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, in addition to the assumption of the Assumed Liabilities, the aggregate purchase price payable by Buyer shall be $2,500,000.00 (the “Purchase Price”).  The cash amount payable by Buyer at Closing to Sellers (the “Cash Payment”) will be

(i)	the Purchase Price, less

(ii)
the costs and expenses incurred by Sellers in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transaction, including (A) investment banking fees, (B) accounting fees, (C) legal fees, (D) printing, mailing and proxy solicitation fees in connection with the Proxy Statement and Stockholders’ Meeting, and (E) the Transfer Taxes to be paid by Sellers pursuant to Section 4.3(a) (collectively, the “Transaction Expenses”).

(b)           Prior to the Closing Date, Parent shall prepare and deliver to Buyer a certificate (the “Closing Certificate”) certifying the amount of all Transaction Expenses, specifying the unpaid amounts owing to each creditor with respect thereto (together with payment instructions therefor).

(c)           At the Closing, (i) Buyer shall pay the Cash Payment by wire transfer of immediately available funds to an account designated by Sellers, and (ii) Buyer on behalf of the Sellers shall pay to the appropriate parties the Transaction Expenses to be paid at Closing, as specified in the Closing Certificate.

1.6         Closing.  The Closing shall take place at the offices of the Company or at such other location as may mutually be agreed upon by the Parties at 10:00 a.m. Seattle time, on the first business day following the date on which the conditions set forth in Section 5 have been satisfied or waived, or at such other time and place as the Parties may mutually agree.  The date on which the Closing occurs is called the “Closing Date.”  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

1.7         Closing Deliverables.

(a)           Deliveries by Buyer.  At the Closing, Buyer shall deliver to Sellers the following:  (i) the Cash Payment; and (ii) a duly executed counterpart of a bill of sale and assignment and assumption agreement, and such other instruments of assumption, transfer, filings or documents, in form and substance reasonably acceptable to Sellers and Buyer, as may be required to give effect to this Agreement (collectively, the “Assignment Documents”).

(b)           Deliveries by Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:  (i) duly executed counterparts of the Assignment Documents; (ii) the books and records included in the Transferred Assets; and (iii) evidence of the obtaining of the Parent Stockholders Approval and the Required Approvals.

1.8         Allocation of Purchase Price.  Sellers and Buyer shall allocate the Purchase Price and Assumed Liabilities, as necessary, among the Transferred Assets pursuant to Section 1060 of the Code, as mutually agreed by the Parties.  Buyer and Sellers shall report the transactions contemplated by the Agreement for U.S. federal income tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Agreement.

1.9         Further Assurances.  At and following the Closing, each Party will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Transaction and to vest in Buyer with full title to all Transferred Assets and the assumption of the Assumed Liabilities and to effect the other purposes of this Agreement.

2.           REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer to enter into this Agreement, Parent and the Company represent and warrant to Buyer the following:

2.1         Organization; Authority.  Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with the requisite corporate power and authority to conduct the Business as it is now being conducted.  The Company is wholly-owned by Parent.

2.2         Sellers’ Authority.  The execution, delivery and performance of this Agreement by Parent and the Company and the consummation by Parent and the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and by the Board of Directors and sole shareholder of the Company and, other than Parent Stockholder Approval, no other corporate proceedings on the part of Parent or the Company are necessary to authorize Parent’s or the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

2.3         Enforceability.  This Agreement constitutes valid and legally binding obligations of the Sellers, enforceable against each Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and by general principles of equity.

3.           REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement, Buyer represents and warrants to Sellers the following:

3.1         Organization; Authority.  Buyer is a limited liability company duly formed and validly existing under the laws of the State of Washington.

3.2         Buyer’s Authority.  Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action on the part of Buyer.

3.3         Enforceability.  This Agreement constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and by general principles of equity.

3.4         Approvals.  No consent, approval, waiver, authorization, notice, or filing is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement.

3.5         Due Diligence Investigation; No Representations or Warranties.

(a)           Buyer has fully conducted and, except as expressly provided in this Agreement, is relying exclusively on its own inspection and investigation in order to satisfy itself as to the condition and suitability of the business, Transferred Assets, Liabilities, real and personal properties, results of operations, condition (financial or otherwise) and prospects of the Business.  Buyer is fully satisfied with its due diligence review of the Business and the Transferred Assets.

(b)           Buyer acknowledges that Buyer is acquiring the Transferred Assets in an “AS IS” condition and on a “WHERE IS” basis, and neither Seller makes any representations or warranties (express, implied, at common law, statutory or otherwise), including with respect to (i) the condition and suitability of the Transferred Assets, (ii) the results of operations, condition (financial or otherwise) and prospects of the Business or (iii) the accuracy or completeness of any due diligence materials made available to Buyer in connection with this Agreement and the transactions contemplated hereby.

3.6         Financial Resources.  Buyer currently has, and at Closing will have, sufficient financial resources available to pay the Purchase Price in full in cash at Closing.

4.           COVENANTS

4.1         Stockholder Meeting; Proxy Statement.

(a)           The Parties acknowledge and agree that this Agreement and the Transaction is conditioned on and subject to approval by the affirmative vote of holders of a majority of the outstanding shares of Parent common stock (excluding any shares held by Buyer or any affiliate of Buyer) as of the record date established for the Stockholders’ Meeting, voting as a single class at the Company Stockholders’ Meeting (the “Parent Stockholder Approval”).

(b)           As promptly as practicable following the date of this Agreement, Parent shall, (i) establish a record date for, duly call, and give notice of, convene and hold a meeting (the “Stockholders’ Meeting”) of the holders of Parent capital stock (the “Parent Stockholders”) for the purpose of obtaining the Parent Stockholder Approval and (ii) prepare and shall file with the SEC a proxy statement with respect to the Transaction for use in soliciting proxies for the Stockholders’ Meeting (the “Proxy Statement”).  The Parties shall fully cooperate in connection with the preparation of the Proxy Statement and responding to any comments from the SEC.  Buyer shall furnish all information concerning Buyer as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement, which information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Parties shall use all reasonable efforts to cause the Proxy Statement to be approved or otherwise cleared by the SEC as soon as practicable.

(c)           As promptly as practicable after the Proxy Statement has been approved or otherwise cleared by the SEC, Parent shall (i) mail the Proxy Statement to the Parent Stockholders in accordance with applicable law and (ii) use all reasonable efforts to hold the Stockholders’ Meeting as soon as practicable thereafter.

4.2         Required Approvals.  Following the execution hereof, Sellers shall use commercially reasonable efforts at its expense, and Buyer shall cooperate in good faith with Sellers, to obtain all Required Approvals.  Schedule 4.2 sets forth a list of the Parties’ understanding, as of the date of this Agreement, as to all consents, approvals, notices or filings that are required to be obtained or made by Parent or the Company in connection with the execution, delivery and performance of this Agreement and consummation of the Transaction (the “Required Approvals”).  The Parties shall update Schedule 4.2 from time to time to reflect any changes or updates to the list of Required Approvals.

4.3         Taxes

(a)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by Buyer and 50% by Sellers when due, and Sellers will timely file all necessary tax returns and other documentation with respect to all such Transfer Taxes.  If required by applicable law, Buyer will join in the execution of any such tax returns and other documentation.

(b)           Refunds and Credits.  Any refunds or credits of taxes with respect to the Transferred Assets for any taxable period ending on or prior to the Closing Date shall be for the account of the Sellers.  Any refunds or credits of Taxes with respect to the Transferred Assets for any taxable period beginning before and ending after the Closing Date shall be apportioned between the Sellers and Buyer based on an interim closing of the books method (taking into account taxes that accrue over a period of time on a daily basis).  Buyer shall make a payment to the Sellers within 30 days following receipt of such refund.

(c)           Buyer’s Activity On and After the Closing Date.  Buyer shall not with respect to any taxable period ending on or prior to the Closing Date, file any amended tax return with respect to the Transferred Assets.  Buyer shall not, (i) with respect to any taxable period beginning after the Closing Date, take any position with respect to taxes of the Transferred Assets that would have the effect of shifting income from a taxable period beginning after the Closing Date to a taxable period ending on or prior to the Closing Date or (ii) with respect to any tax period, take any position with respect to taxes of the Transferred Assets that is inconsistent with the form of the transaction as provided in this Agreement.

(d)           Sellers’ Activity After the Closing Date.  After the Closing Date, neither Parent nor the Company shall, with respect to any taxable period ending on or after the Closing Date, file any amended tax return with respect to the Transferred Assets, unless otherwise required by applicable law.  After the Closing Date, neither Parent nor the Company shall, (i) with respect to any taxable period beginning after the Closing Date, take any position with respect to taxes of the Transferred Assets that would have the effect of shifting income from a taxable period beginning prior to the Closing Date to a taxable period ending after the Closing Date or (ii) with respect to any tax period, take any position with respect to taxes of the Transferred Assets that is inconsistent with the form of the transaction as provided in this Agreement.

4.4         Employee Matters.

(a)           Effective as of and conditioned on the Closing, Buyer shall make offers of employment to all of the employees of Parent and the Company who are actively employed in the Business on such date.  For purposes of the foregoing, any employees on layoff, medical disability or other leaves of absence (except for pregnancy leaves and except as may be otherwise agreed in specific cases or as required by law) and employees whose employment has or will terminate prior to the Closing Date, shall not be considered “actively employed.”  “Transferred Employees” means those employees of Sellers who accept offers of employment with Buyer and “Retained Employees” means any employees that Buyer does not hire.  Effective as of the Closing Date, Sellers shall terminate the employment of all Transferred Employees.

(b)           Except as otherwise provided herein, (i) Buyer shall assume and be responsible for all Employee Liabilities to the Retained Employees incurred prior to the Closing Date, and Sellers shall retain all Employee Liabilities to the Retained Employees incurred and accruing on and after the Closing Date and (ii) Buyer shall assume and be responsible for all Employee Liabilities to the Transferred Employees, incurred prior to or on and after the Closing Date.  Sellers shall use their reasonable best efforts to cause any Employee Liabilities incurred prior to the Closing to be discharged and satisfied in full on or prior to the Closing.  For purposes of this Agreement, “Employee Liabilities” includes all salaries, bonuses and other compensation arrangements, accrued payroll and payroll-related taxes, accrued expenses, employee benefits, sick pay or accrued vacation, and severance payments.  For clarification purposes, Employee Liabilities shall not be considered Transaction Expenses.

(c)           Buyer shall offer group health plan coverage to all Transferred Employees and their eligible dependents who are covered on the Closing Date under a group health plan maintained or contributed to by Buyer, and such coverage shall be substantially the same as provided by Sellers, provided that no pre-existing condition limitation shall be applied to any such Transferred Employees, their spouses and eligible dependents unless, and only to the same extent that, such persons are subject to pre-existing condition limitations under Sellers’ group health plan.  In addition, each Transferred Employee shall be credited under Buyer’s vacation and sick leave policy with the full amount of vacation leave and sick pay accrued by such Transferred Employee but unused and unpaid as of the Closing Date under the vacation and sick leave policies of Seller applicable to such Transferred Employee.

(d)           Except as required by applicable Law, as of the Closing Date the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Sellers.

(e)           Sellers shall be responsible for providing or discharging any and all notifications to Transferred Employees and governmental authorities required by applicable law relating to employee separations or severance pay that are required to be provided, whether before or after the Closing, as a result of the transactions contemplated by this Agreement.

4.5         Superior Proposal.

(a)           If, at any time prior to the time that the Parent Stockholder Approval is obtained, the Board of Directors of Parent receives a bona fide written proposal from any third party regarding an actual or potential Acquisition Proposal (defined below) and the Board determines in good faith that such proposal is, or is reasonably expected by the Board of Directors of Parent to result in, a Superior Proposal (defined below), Parent shall provide written notice to Buyer that it has received a Superior Proposal (which notice shall specify the material terms and conditions of such Superior Proposal and identify the person making such Superior Proposal).  After providing such notice, Parent shall provide a reasonable opportunity to Buyer to make such adjustments in the terms and conditions of this Agreement in response to the Superior Proposal.

(b)           After and subject to giving Buyer at least four Business Days advance written notice of such Superior Proposal, Sellers may

(i)	furnish information with respect to Sellers to such third party (and its representatives) and participate in discussions or negotiations with such third party regarding the Acquisition Proposal; and

(ii)
enter into a binding written agreement providing for the implementation of a Superior Proposal if Parent, following the approval of the Superior Proposal by the Board of Directors of Parent, elects to terminate this Agreement.

(c)           Parent shall promptly notify Buyer both orally and in writing of any request for information or any proposal that involves an actual or potential Acquisition Proposal.  Such notification shall state the identity of all persons making such request or proposal and all terms of such request or proposal.  Parent shall keep Buyer informed both orally and in writing of the status (including all modifications and amendments) of any and all such requests or proposals on a prompt, ongoing, current and continuous basis, and shall promptly respond to requests made by Buyer for information in such regard.

(d)           The term “Acquisition Proposal” means any proposal or offer relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger or business combination, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and Business of Sellers, or (ii) beneficial ownership of 50% or more of the outstanding shares of Parent common stock.  The term “Superior Proposal” means any proposal made by a third party to enter into a transaction contemplated by an Acquisition Proposal that the Board of Directors of Parent determines in its good faith judgment, after consultation with its independent financial advisors, to be more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and other aspects of such proposal.

4.6         Non-Competition.  For a period of three years following the Closing Date, neither Parent, nor the Company, nor any of their subsidiaries or affiliates shall, directly or indirectly, engage in or carry on any business that is directly competitive with the Business anywhere in the United States.  The Parties agree and acknowledge that, because the Business extends across the United States and is not tied to any particular geographic region, the duration and geographic scope of the prohibitions in this Section are reasonable and necessary in order to protect the value and legitimate interests of Buyer’s acquisition of the Business from Sellers.

4.7         Public Announcements.  Notwithstanding anything to the contrary herein, except as may be required to comply with the requirements of any applicable law, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Parent and Buyer hereto.

4.8         Name Change.  Effective upon the Closing Date, Sellers shall file amendments to the respective articles or certificate of incorporation of Parent, the Company and PBI Technology, Inc. to change their respective names to names that do not contain and are not similar to “Pacific Biomarkers,” “Pac Bio,” “PBI,” “PBMC,” or any derivatives thereto, or any of Sellers’ other trade names.  In addition, promptly following the Closing, Parent shall apply for a new trading symbol for its common stock.

4.9         Further Actions.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Transaction, including (a) the taking of all commercially reasonable acts necessary to cause the conditions in Section 5 to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.           CLOSING CONDITIONS

5.1         Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions:

(a)           Parent Stockholder Approval.  Parent Stockholder Approval shall have been obtained.

(b)           Consents and Approvals.  All Required Approvals shall have been obtained.

(c)           Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date hereof and as of Closing Date, as though made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

(d)           Covenants.  Each of the covenants and agreements of Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects.

(e)           No Prohibition.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Transaction shall be in effect.

5.2         Conditions to the Obligation of Sellers.  The obligation of Parent and the Company to effect the Closing is subject to the satisfaction (or waiver by Parent and the Company) prior to the Closing of the following conditions:

(a)           Parent Stockholder Approval.  Parent Stockholder Approval shall have been obtained.

(b)           Consents and Approvals.  All Required Approvals shall have been obtained.

(c)           Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the date hereof and as of Closing Date, as though made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

(d)           Covenants.  Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(e)           No Prohibition.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Transaction shall be in effect.

6.           TERMINATION

6.1         Termination.  This Agreement may be terminated, and the Transaction contemplated hereby may be abandoned, at any time prior to the Closing Date, whether before or after Parent Stockholder Approval has been obtained and notwithstanding approval of this Agreement by Parent, as the sole stockholder of the Company:

(a)           by mutual written consent of Parent and Buyer;

(b)           by either Parent or Buyer, if:  (i) the Parent Stockholder Approval shall not have been obtained at the Stockholders’ Meeting; (ii) any Legal Restraint shall be in effect and shall have become final and nonappealable, or (iii) the Transaction shall not have been consummated by September 30, 2011 (the “End Date”); provided, further, that no Party may terminate this Agreement pursuant to this Section 6.1(b)(i) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing Date shall not have occurred on or before the End Date; or

(c)           by Parent, if (i) the Board of Directors of Parent authorizes Parent to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, and Parent notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (ii) Buyer does not make, within four Business Days of receipt of Parent’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Parent determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Parent Stockholders as the Superior Proposal; or

(d)           by Parent or Buyer, if the other Party shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, or if any representations or warranties of such other Party shall have become untrue which breach or failure to perform or untrue representation or warranty cannot be or has not been cured within 30 days after written notice to such Party of such breach (a “Material Breach”) (provided, in each case, that the Party seeking termination is not also in Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement).

6.2         Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 6, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in Sections 6.2, 6.3 and 7 of this Agreement shall continue in full force and effect; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from an intentional or willful breach or intentional or willful failure to perform by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

6.3         Termination Fee.

(a)           If Parent rejects Buyer’s acquisition proposal in favor of a Superior Proposal and terminates this Agreement pursuant to Section 6.1(c), Parent will pay Buyer a fee equal to $350,000.00 (the “Termination Fee”).  Payment of the Termination Fee shall be made within 30 days of Parent’s termination of this Agreement pursuant to Section 6.1(c).

(b)           If Buyer withdraws, or attempts to withdraw, its acquisition proposal at any time prior to the End Date (unless this Agreement has been otherwise terminated) or if Parent terminates this Agreement pursuant to Section 6.1(d), Buyer will pay Parent the Termination Fee within 30 days of such event.

7.           GENERAL PROVISIONS

7.1         Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

Emerald Star Holdings, LLC
10710 NE 10th Street, Suite 1905
Bellevue, Washington 98004
Attention: Ronald R. Helm
Telephone: (425) 502-9637
Facsimile: (206) 298-6971

To Sellers:

Pacific Biomarkers, Inc.
220 West Harrison Street
Seattle, Washington 9819
Attention: Board of Directors
Telephone: (206) 298-0068
Facsimile: (206) 298-9838

7.2         Amendment; Waiver.  This Agreement may be amended or waived by the Parties at any time before or after Parent Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment or waiver that by law requires further approval by the Parent Stockholders without the further approval of such holders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties, and may only be waived by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.3         Assignment.  This Agreement may not be transferred, assigned, pledged or hypothecated, in whole or in part, by any Party hereto, by operation of law or otherwise.  Any such purported transfer, assignment, pledge, or hypothecation shall be void and ineffective.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7.4         No Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Parent and the Company and their respective successors and permitted assigns, any rights, remedies or cause of action under or by reason of this Agreement.

7.5         Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

7.6         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.7         Entire Agreement; Interpretation.  This Agreement, including the Schedules and Exhibits, and other documents referred to herein which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein.  When used in this Agreement, the words “hereof”, “herein”, and “hereunder” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.  This Agreement supersedes all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

7.8         Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile, PDF or other electronic signature, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

7.9         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

EXECUTED as of the date first written above by duly authorized representatives of the Parties.

PARENT:
PACIFIC BIOMARKERS, INC.,
a Delaware corporation

	By:	/s/ Richard Palfreyman
Richard Palfreyman
Chairman of Transaction Committee
for the Board of Directors

COMPANY:
PACIFIC BIOMARKERS, INC.,
a Washington corporation

	By:	/s/ Richard Palfreyman
Richard Palfreyman
Chairman of Transaction Committee
for the Board of Directors

BUYER:
EMERALD STAR HOLDINGS, LLC,
a Washington limited liability company

	By:	/s/ Ronald R. Helm
Ronald R. Helm
Chairman and Chief Executive Officer

Signature Page to Asset Purchase Agreement

SCHEDULE A
Transferred Assets

Contracts
All rights in and under all master service agreements, contracts, equipment leases, personal property leases, commitments, purchase orders, sales orders and other contracts, arrangements, licenses and agreements related to the Business, including any right to receive payment for services rendered or products sold or, and to receive goods and services, pursuant to such agreements and all claims, rights, recoveries, refunds, counterclaims, rights of set-off and other rightful actions in respect of breaches, defaults and other violations thereof.

Equipment	All machinery and equipment, including laboratory and computer equipment, inventory, furniture, office equipment, supplies, and other tangible personal property.

Software	All software and firmware used or held for use in connection with the Business, and licenses for such software and firmware.

Real Property and Fixtures	All leases for real property, together with all of Sellers’ interest in all of the structures, fixtures and improvements located on the real property covered by such leases.

Permits	To the extent their transfer is permitted by law, all licenses and governmental permits and all applications therefor.

Intellectual Property
All trademarks, service marks and logos, trade names, copyrights, patents and other proprietary rights, whether registered or unregistered, including applications therefor, held or used in connection with the Business, including the name “Pacific Biomarkers” and the PBI trademark and tradename, and the know-how of employees of the Business.

Website and Phone numbers
All Internet web sites (including www.pacbio.com), electronic mail addresses, all telephone, telex, pager and telecopier numbers, and all listings in all telephone books and directories (in any form or medium).

Cash	All cash and cash equivalent items on hand or on deposit as of the Closing Date;

Receivables	All accounts and notes receivable as of the Closing Date

Credits, Prepaids and Deposits	All credits, prepaid expenses, advance payments, security deposits, customer deposits and other deposits and prepaid items related to the Business or any Transferred Asset;

Schedule A

Books and Records
All books, records, data and other materials that relate to the Business (in any form or medium) (excluding only the Excluded Assets), including all customer lists and records, supplier lists and records, engineering records, personnel and payroll records, quality control records and procedures, research and development files, laboratory books, intellectual property disclosures, cost and pricing information and other materials related to any of the foregoing items.

Insurance	All insurance policies and all rights and claims thereunder.

Employee Benefit Plans	All employee benefit plans (excluding any stock option or equity incentive plans).

Rights	All guaranties, warranties, indemnities and similar rights in favor of Seller to the extent related to any Transferred Asset, except to the extent included in Excluded Assets.

Goodwill	All goodwill associated with the Business and the Transferred Assets.

Schedule A

SCHEDULE B
Excluded Assets

All corporate records, minute books, stock transfer ledgers, tax returns, tax information and tax records and accounting records (including working papers) of either Seller, and any books and records that either Seller is required by law to retain, and correspondence and memoranda related to any of the foregoing;

All personnel records, other than the personnel records of the Transferred Employees;

All rights to or claims for tax refunds, overpayments or rebates and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of any Seller or any of their subsidiaries;

All assets (including all intellectual property), rights and claims held by or in Bioquant, Inc. or PBI Technology Inc.

All capital stock held by Parent in the Company, Bioquant, Inc. or PBI Technology Inc.

All equity incentive plans, including all stock option agreements, restricted stock agreements and other related agreements, and rights and obligations thereunder.

Schedule B

ANNEX B

OPINION OF GREENE HOLCOMB & FISHER LLC

90 SOUTH 7TH STREET 54TH FLOOR MN 55402 PHONE 612.904.5700 FAX 612.904,5719 WWW.GHF.NET

May 20, 2011

The Transaction Committee of the Board of Directors
Pacific Biomarkers, Inc.
220 West Harrison Street
Seattle, WA 98119

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by Pacific Biomarkers, Inc., a Delaware corporation (“Pacific Biomarkers”), pursuant to the Asset Purchase Agreement (in the form of the attached draft dated May 16, 2011, the “Agreement”) to be entered into by and among Pacific Biomarkers, its wholly-owned subsidiary Pacific Biomarkers, Inc., a Washington corporation (the “Company”), and Emerald Star Holdings, LLC (“Emerald Star” or the “Buyer”). Capitalized terms used in this letter without definition have the definitions given in the Agreement.

You have told us that Emerald Star is a group led by Ron Helm, the current CEO of Pacific Biomarkers, with the participation and approval of Terry Giles, who holds a promissory note from Pacific Biomarkers secured by all of its assets. The Agreement contemplates the sale to the Buyer of substantially all the assets of Pacific Biomarkers and the Company related to the Business and the Buyer’s assumption of all liabilities related to the Business, including the indebtedness described above (collectively, the “Transaction”). Certain other assets (the “Excluded Assets”) and other liabilities (the “Excluded Liabilities”) are excluded from the Transaction and are defined in the Agreement. With your permission, we have taken neither the Excluded Assets nor the Excluded Liabilities into account when analyzing the fairness of the Consideration. “Consideration” refers to the Cash Payment and the assumption of the Assumed Liabilities, as those terms are defined in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the financial terms set forth in the draft of the Agreement dated May 16, 2011;

•
reviewed Pacific Biomarkers’ audited financial statements on Form 10-K for the fiscal years ended June 30, 2007, 2008; 2009 and 2010; and Pacific Biomarkers’ interim financial information on Form 10-Q for the three (3) month and nine (9) month periods ended March 31, 2011;

The Transaction Committee of the Board of Directors
Pacific Biomarkers, Inc.
May 20, 2011

•
reviewed certain internal financial projections for Pacific Biomarkers for the fiscal years ending June 30, 2011 through June 30, 2013 (the “Projections”), all as prepared and provided to us by Pacific Biomarkers’ management;

•	performed discounted cash flow analyses based on the Projections;

•
met or had conference calls with certain members of Pacific Biomarkers’ management as well as the Transaction Committee of the Board of Directors of Pacific Biomarkers to discuss the Company’s business, operations, historical and projected financial results and future prospects such other matters as we have deemed appropriate;

•	reviewed the historical prices, trading multiples and trading volumes of the Pacific Biomarkers’ Common Stock;

•	reviewed recent analyst reports regarding Pacific Biomarkers’ industry;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that we deemed generally comparable to Pacific Biomarkers;

•	performed a liquidation analysis based on discussions with Pacific Biomarkers’ Vice President of Finance; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With your consent, we have made the following assumptions.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Pacific Biomarkers or obtained by us from public sources, including, without limitation, the Projections referred to above. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Pacific Biomarkers as to the expected future performance of Pacific Biomarkers. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of Pacific Biomarkers that they are unaware of any facts that would make the information, including the Projections, provided to us, incomplete or misleading. We have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Pacific Biomarkers since the date of the last financial statements made available to us. We have also assumed that Pacific Biomarkers is not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction.

The Transaction Committee of the Board of Directors
Pacific Biomarkers, Inc.
May 20, 2011

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Pacific Biomarkers, nor have we been furnished with any such appraisals. We have performed no analyses that attempt to value Pacific Biomarkers after giving effect to the Transaction (the “Public Shell”) or the Excluded Assets and make no representation that either the Public Shell or Excluded Assets have any value. In addition, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which Pacific Biomarkers or any of its affiliates is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which Pacific Biomarkers or any of its affiliates is a party or may be subject. At Pacific Biomarkers’ direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters.

You have represented to us, and we have relied upon such representation, that our opinion, along with the related presentation to the Transaction Committee, is only one of many factors that the Board of Directors will take into account in making its decision whether to approve the Transaction. Without limiting the generality of the foregoing, we understand that the Board of Directors designated the Transaction Committee to evaluate and negotiate the terms of the Transaction, and that the Board of Directors has obtained such waivers of conflict of interest transactions as may be required by Pacific Biomarkers’ certificate of incorporation, bylaws and other governing documents, and by the applicable listing qualifications rules. Further, the Board of Directors is solely responsible for Pacific Biomarkers’ compliance with applicable law in connection with the approval and recommendation of the Transaction and the Agreement, and the execution, delivery and performance of the Agreement.

We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively (i) would have a material adverse effect on Pacific Biomarkers or the contemplated benefits to Pacific Biomarkers of the Transaction, or (ii) would otherwise change the amount of the Consideration. We have relied, with respect to legal, tax and accounting matters related to the Transaction, upon Pacific Biomarkers’ legal, tax and accounting advisors, and we have made no independent investigation of any legal, tax or accounting matters that may affect Pacific Biomarkers.

We have assumed that the executed Agreement will be in all material respects identical to the May 16, 2011 draft reviewed by us. We have relied upon the representations and warranties of Pacific Biomarkers contained in the Agreement and have assumed, without independent verification, that they are true and correct. We have also assumed the Transaction will be consummated pursuant to the terms of the Agreement without material modification thereto or change in the Consideration and without waiver by any party of any material conditions or obligations thereunder.

The Transaction Committee of the Board of Directors
Pacific Biomarkers, Inc.
May 20, 2011

Greene Holcomb & Fisher LLC (“Greene Holcomb & Fisher”), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. For our services in rendering this opinion, Pacific Biomarkers will pay us a fee that is not contingent upon the consummation of the Transaction. In addition, Pacific Biomarkers has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Greene Holcomb & Fisher may seek to provide Pacific Biomarkers and their respective affiliates certain investment banking and other services unrelated to the Transaction in the future.

Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Greene Holcomb & Fisher. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Greene Holcomb & Fisher is based on all analyses and factors taken as a whole and also on application of Greene Holcomb & Fisher’s own experience and judgment. This conclusion may involve significant elements of substantive judgment and qualitative analysis. Greene Holcomb & Fisher therefore gives no opinion as to the value or merit, standing alone, of any one or more parts of the analysis it performed. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by these analyses.

This letter is furnished pursuant to our engagement letter dated April 6, 2011, as amended, and has been approved by our fairness opinion committee. It is understood that this letter is intended for the benefit and use of the Transaction Committee of the Board of Directors of Pacific Biomarkers and does not constitute a recommendation to the Board of Directors of Pacific Biomarkers as to how to vote in connection with its consideration of the Agreement or Transaction or a recommendation to the stockholders of Pacific Biomarkers as to how to vote in connection with such matters. This letter does not address Pacific Biomarkers’ underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Pacific Biomarkers or the effects of any other transaction in which Pacific Biomarkers might engage. This letter does not express an opinion regarding the fairness of the amount or nature of the compensation that is being paid in the Transaction to any of Pacific Biomarkers’ officers, directors or employees, or class of such persons, relative to the compensation to Pacific Biomarkers. Furthermore, this letter addresses solely the fairness, from a financial point of view, to Pacific Biomarkers of the proposed Consideration set forth in the Agreement and does not address any other terms or agreements relating to the Transaction or related transactions.

This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent.

The Transaction Committee of the Board of Directors
Pacific Biomarkers, Inc.
May 20, 2011

Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing, and the conclusions reached in, this opinion. We assume no responsibility for updating, revising or reaffirming our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Pacific Biomarkers.

Sincerely,

/s/ GREENE HOLCOMB & FISHER LLC
GREENE HOLCOMB & FISHER LLC

PACIFIC BIOMARKERS, INC.

Proxy Card for Special Meeting of Stockholders
August 15, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Pacific Biomarkers, Inc., a Delaware corporation (the “Company”), hereby appoints Michael P. Murphy and John P. Jensen, or either of them, with full power of substitution, as proxies to vote all shares of stock of the Company which the undersigned stockholder is entitled to vote at the Company’s Special Meeting of Stockholders, to be held on August 15, 2011, at 9:00 a.m. local time, at the Company’s executive offices located at 220 West Harrison Street, Seattle, Washington 98119 and at any adjournments or postponements thereof (the “Special Meeting”), upon the matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated July [__], 2011. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ASSET SALE DESCRIBED IN ITEM 1, “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION DESCRIBED IN ITEM 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On August 15, 2011:  The proxy statement and annual report on Form 10-K are available at our website at www.pacbio.com.

(Continued and to be signed on the reverse side)

1.
Approval of the sale of substantially all of the assets and liabilities related to Pacific Biomarkers, Inc.’s core business of providing specialty reference laboratory services and clinical biomarker services to Emerald Star Holdings, LLC (a company formed and controlled by Ronald R. Helm, our Chairman and Chief Executive Officer), pursuant to the terms of the Asset Purchase Agreement, a copy of which is included as Annex A to the proxy statement:

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Approval of an amendment to our Certificate of Incorporation to change our corporate name to “________________________________”, conditioned on and effective only if the asset sale closes:

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE SPECIAL MEETING	☐

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)	Date _____________, 2011

Print Name(s)

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).